Exhibit 10.1

EXECUTION COPY

AMENDED AND RESTATED

LOAN AND SECURITY AGREEMENT BETWEEN

WELLS FARGO RETAIL FINANCE II, AS LENDER

AND

iPARTY RETAIL STORES CORP. AND

iPARTY CORP., AS BORROWERS

ARTICLE 1 -	THE REVOLVING CREDIT	1
1-1.	Establishment of Revolving Credit.	1
1-2.	Availability	2
1-3.	Risks of Value of Inventory	2
1-4.	Procedures Under Revolving Credit.	2
1-5.	The Loan Account.	5
1-6.	The Master Note	5
1-7.	Payment of Loan Account.	6
1-8.	Interest.	6
1-9.	Fees	6
1-10.	Lender’s Discretion.	7
1-11.	Fees for L/C’s.	8
1-12.	Concerning L/C’s.	9
1-13.	LIBO Option	11
1-14.	LIBO Election.	11
1-15.	Prepayment of LIBO Loans.	12
1-16.	Increase in Credit Limit.	13
ARTICLE 2 -	GRANT OF SECURITY INTEREST	14
2-1.	Grant of Security Interest	14
2-2.	Extent and Duration of Security Interest	15
ARTICLE 3 -	DEFINITIONS	15
ARTICLE 4 -	CONDITIONS PRECEDENT	15
4-1.	Corporate Due Diligence.	16
4-2.	Opinion	16
4-3.	Cash Management and Additional Documents	16
4-4.	Officers’ Certificates	16
4-5.	Representations and Warranties	16
4-6.	Initial Minimum Excess Availability	16
4-7.	No Event of Default	17
4-8.	No Material Adverse Change	17
4-9.	Delivery of Documents	17
ARTICLE 5 -	GENERAL REPRESENTATIONS. WARRANTIES AND COVENANTS	17
5-1.	Payment and Performance of Liabilities	17
5-2.	Due Organization - Authorization - No Conflicts.	17
5-3.	Trade Names.	18
5-4.	Locations, Landlord’s Consents, Waivers.	18
5-5.	Title to Assets.	19
5-6.	Indebtedness	20
5-7.	Insurance Policies.	20
5-8.	Licenses	21
5-9.	Leases	21
5-10.	Requirements of Law	21
5-11.	Maintain Properties	22
5-12.	Pay Taxes.	22
5-13.	No Margin Stock	23
5-14.	ERISA	23

i

5-15.	Hazardous Materials.	24
5-16.	Litigation	24
5-17.	Dividends or Investments	24
5-18.	Loans	25
5-19.	Protection of Assets	25
5-20.	Line of Business	26
5-21.	Affiliate Transactions	26
5-22.	Reserved.	26
5-23.	Additional Assurances.	26
5-24.	Adequacy of Disclosure.	27
5-25.	No Material Adverse Change	27
5-26.	Other Covenants	27
5-27.	Goods in Possession of Bailee	27
5-28.	Letters of Credit	27
5-29.	Commercial Tort Claims	27
5-30.	Changes in Legal Status	28
5-31.	Supply Agreement	28
ARTICLE 6 -	USE AND COLLECTION OF COLLATERAL	28
6-1.	Use of Inventory Collateral.	28
6-2.	Inventory Quality	28
6-3.	Adjustments and Allowances	28
6-4.	Validity of Accounts.	28
6-5.	Notification to Account Debtors	29
ARTICLE 7 -	CASH MANAGEMENT	29
7-1.	Depository Accounts.	29
7-2.	Credit Card Receipts.	30
7-3.	The Concentration Account, the Blocked Account and the Funding Accounts.	30
7-4.	Proceeds and Collection of Accounts.	30
7-5.	Payment of Liabilities.	31
7-6.	The Funding Account	32
7-7.	Capital Infusions, Etc	32
ARTICLE 8 -	LENDER AS BORROWER’S ATTORNEY-IN-FACT	32
8-1.	Appointment as Attorney-In-Fact	32
8-2.	No Obligation to Act	33
ARTICLE 9 -	FINANCIAL AND OTHER REPORTING REQUIREMENTS/FINANCIAL COVENANTS	33
9-1.	Maintain Records	33
9-2.	Access to Records.	34
9-3.	Immediate Notice to Lender.	35
9-4.	Borrowing Base Certificate	36
9-5.	Weekly Reports	36
9-6.	Monthly Reports.	36
9-7.	Annual Reports.	36
9-8.	Officer’s Certificates	37
9-9.	Inventories, Appraisals, and Audits.	37
9-10.	Additional Financial Information.	38

9-11.	Financial Performance and Inventory Covenants	39
9-12.	Electronic Reporting	39
ARTICLE 10 -	EVENTS OF DEFAULT	39
10-1.	Failure to Pay Revolving Credit	39
10-2.	Failure To Make Other Payments	39
10-3.	Failure to Perform Covenant or Liability (No Grace Period)	39
10-4.	Failure to Perform Covenant or Liability (Grace Period)	40
10-5.	Misrepresentation	40
10-6.	Acceleration of Other Debt. Breach of Lease	40
10-7.	Default Under Other Agreements	40
10-8.	Casualty Loss, Non-Ordinary Course Sales	40
10-9.	Judgment, Restraint of Business.	40
10-10.	Business Failure	41
10-11.	Bankruptcy	41
10-12.	Default by Guarantor	41
10-13.	Indictment - Forfeiture	41
10-14.	Termination of Guaranty	41
10-15.	Challenge to Loan Documents.	41
10-16.	Executive Management	42
10-17.	Change in Control	42
10-18.	Material Adverse Change	42
10-19.	Subordinated Indebtedness.	42
ARTICLE 11 -	RIGHTS AND REMEDIES UPON DEFAULT	42
11-1.	Rights of Enforcement	42
11-2.	Sale of Collateral.	43
11-3.	Occupation of Business Location	43
11-4.	Grant of Nonexclusive License	43
11-5.	Assembly of Collateral	44
11-6.	Rights and Remedies	44
11-7.	Sales on Credit	44
11-8.	Standards for Exercising Remedies	44
ARTICLE 12 -	NOTICES	45
12-1.	Notice Addresses	45
12-2.	Notice Given.	46
ARTICLE 13 -	TERM	46
13-1.	Termination of Revolving Credit	46
13-2.	Effect of Termination	46
13-3.	Prepayment Premium	47
ARTICLE 14 -	GENERAL	47
14-1.	Protection of Collateral	47
14-2.	Successors and Assigns	47
14-3.	Severability	48
14-4.	Amendments, Course of Dealing.	48
14-5.	Power of Attorney	48
14-6.	Application of Proceeds	48
14-7.	Lender’s Costs and Expenses	48

14-8.	Copies and Facsimiles	49
14-9.	Massachusetts Law	49
14-10.	Consent to Jurisdiction.	49
14-11.	Indemnification	49
14-12.	Right of Set-Off	50
14-13.	Usury Savings Clause	50
14-14.	Waivers.	51
14-15.	Confidentiality	51
14-16.	Right to Publish Notice	52
14-17.	Reserved.	52
14-18.	Credit Inquiries	52
14-19.	Additional Borrowers	52
14-20.	Joint and Several Liability	52
14-21.	Financing Statements	54
14-22.	Designation of iParty Retail as Agent for Borrowers.	54
14-23.	Amendment and Restatement	55
14-24.	USA Patriot Act Notice	56

EXHIBITS

1-6	AMENDED AND RESTATED MASTER NOTE
1-2A	AMENDED AND RESTATED TERM NOTE
3	DEFINITIONS
5-2	RELATED ENTITY
5-3	NAMES
5-4	BAILEES
5-5	ENCUMBRANCES
5-6	INDEBTEDNESS
5-7	INSURANCE
5-9	LEASES
5-12	TAXES
5-15(B)	HAZARDOUS MATERIALS
7-1	DEPOSITORY ACCOUNTS
7-2	CREDIT CARD ACCOUNTS
9-4	BORROWING BASE CERTIFICATE
9-R	REPORTING
9-10	BUSINESS PLAN
9-11	FINANCIAL COVENANTS

THIS AMENDED AND RESTATED AGREEMENT is made this 21st day of Decmeber, 2006 between Wells Fargo Retail Finance II, LLC (hereinafter, “Wells Fargo” or “Lender”), a Delaware limited liability company with its principal executive offices at One Boston Place, Boston, Massachusetts 02108, and iParty Retail Stores Corp., a Delaware corporation (hereinafter, “iParty Retail” or a “Borrower”) and iParty Corp., a Delaware corporation (hereinafter, “iParty Corp.” or a “Borrower” and together with iParty Retail, the “Borrowers”), each with its principal executive offices at 270 Bridge Street, Dedham, Massachusetts 02026, in consideration of the mutual covenants contained herein and benefits to be derived herefrom.

WHEREAS, the Lender and Borrowers are party to the Existing Financing Agreements; and

WHEREAS, by this Agreement, each Borrower desires to acknowledge and reaffirm the Existing Obligations pursuant to the Existing Financing Agreements (as modified and restated hereby) and acknowledge their continuing liabilities to the Lender, and the Lender desires to continue to make loans, advances and financial accommodations to the Borrowers;

NOW THEREFORE, in consideration of the mutual conditions and agreements set forth in this Agreement, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Borrowers and Lender agree as follows:

WITNESSETH:

ARTICLE 1 - THE REVOLVING CREDIT

1-1.          Establishment of Revolving Credit.

(a)           The Lender continues in effect a revolving line of credit (the “Revolving Credit”) in the Borrowers’ favor pursuant to which the Lender, subject to, and in accordance with, this Agreement, shall make loans and advances and otherwise provide financial accommodations to and for the account of the Borrowers as provided herein. The amount of the Revolving Credit shall be determined by the Lender by reference to Availability, as calculated from time to time hereafter in accordance with the provisions of this Agreement. All loans made by the Lender under this Agreement, and all of the Borrowers’ other Liabilities to the Lender under or pursuant to this Agreement, are payable as provided herein.

(b)           The Lender agrees, subject to the terms and conditions of this Agreement, to make loans to the Borrowers in an amount outstanding not to exceed Availability at any one time.

(c)           Availability shall be based upon Borrowing Base Certificates furnished as provided in Section 9-4, below.

(d)           Anything to the contrary in Section 1-1(b) above notwithstanding, Lender, in the exercise of its discretion, may reduce Advance Rates or create Reserves without declaring an Event of Default if it determines that (i) there has occurred a Material Adverse Change; or (ii) Borrowers are not in compliance with covenants set forth in EXHIBIT 9-l2(a).

(e)           The proceeds of loans and advances under the Revolving Credit shall be used solely in accordance with the Business Plan for working capital purposes of the Borrowers and for its Capital Expenditures, all solely to the extent permitted by this Agreement.

1-2.          Availability.  The Lender does not have any obligation to make any loan or advance, or otherwise to provide any credit for the benefit of the Borrowers such that the outstanding principal balance of the Loan Account exceeds Availability. The making of loans, advances, and credits and the providing of financial accommodations in excess of Availability is for the benefit of the Borrowers and does not affect the obligations of the Borrowers hereunder; such loans, advances, credits, and financial accommodations constitute Liabilities. The making of any such loans, advances, and credits and the providing of financial accommodations, on anyone occasion such that Availability is exceeded shall not obligate the Lender to make any such loans, credits, or advances or to provide any financial accommodation on any other occasion nor to permit such loans, credits, or advances to remain outstanding.

1-3.          Risks of Value of Inventory.  The Lender’s reference to a given asset in connection with the making of loans and advances and the providing of financial accommodations under the Revolving Credit and/or the monitoring of compliance with the provisions hereof shall not be deemed a determination by the Lender relative to the actual value of the asset in question. All risks concerning the saleability of the Inventory are and remain upon the Borrowers. All Collateral secures the prompt, punctual, and faithful performance of the Liabilities whether or not relied upon by the Lender in connection with the making of loans, credits, and advances and the providing of financial accommodations under the Revolving Credit.

1-4.          Procedures Under Revolving Credit.

(a)           The Borrowers may request loans and advances under the Revolving Credit, each in an amount specified by the Borrowers.  Each such request shall be in such manner as may from time to time be acceptable to the Lender and shall specify the Type of loan or advance to be made under the Revolving Credit.  In the event that the Borrowers do not specify the Type of loan or advance to be made under the Revolving Credit, the Borrowers shall be deemed to have requested a Base Rate Loan.

(b)           The Lender, subject to the terms and conditions of this Agreement, will provide the Borrowers with the loan or advance so requested, if such request is received by Noon, Boston time on a Banking Day, by the end of business on that Banking Day; otherwise, by the end of the then next Banking Day. The Lender may revise such schedule, from time to time, by giving notice to Borrowers at least one day in advance.

(c)           Provided that Availability will not be exceeded (but subject, however, to Subsection 1-4(i), below (which deals with the effect of a Suspension Event)), a loan or advance under the Revolving Credit so requested by the Borrowers shall be made by the transfer of the proceeds of such loan or advance to the Funding Account.

(d)           A loan or advance shall be deemed to have been made under the Revolving Credit upon:

(i)            The Lender’s initiation of the transfer of the proceeds of such loan or advance in accordance with the Borrowers’ instructions (if such loan or advance is of funds requested by the Borrowers).

(ii)           The charging of the amount of such loan or advance to the Loan Account (in all other circumstances).

(e)           In the absence of willful neglect or bad faith on the part of the Lender, there shall not be any recourse to, nor liability of, the Lender on account of:

(i)            Any delay in the making of any loan or advance requested under the Revolving Credit.

(ii)           Any delay in the proceeds of any such loan or advance constituting collected funds.

(iii)          Any delay in the receipt, and/or any loss, of funds which constitute a loan or advance under the Revolving Credit, the wire transfer of which was initiated by the Lender in accordance with wire instructions provided to the Lender by the Borrowers.

(f)            The Lender may rely on any request for a loan or advance or financial accommodation which the Lender, in good faith, believes to have been made by a person duly authorized to act on behalf of the Borrowers and may decline to make any such requested loan or advance or to provide any such financial accommodation until the Lender is furnished with such documentation concerning that Person’s authority to act as may be satisfactory to the Lender.

(g)           A request by the Borrowers for any loan or advance or financial accommodation under the Revolving Credit or of the issuance of an L/C shall be irrevocable and shall constitute certification by the Borrowers that as of the date of such request, each of the following is true and correct:

(i)            There has been no Material Adverse Change.

(ii)           The Borrowers are in compliance with, and have not breached any of, the covenants contained in this Agreement.

(iii)          Each representation which is made herein or in any of the Loan Documents is then true and complete as of and as if made on the date of such request, except for any representation which refers to a specific date, which representation shall be true and correct as of such date.

(iv)          No Suspension Event is then in existence.

(h)           The Borrowers shall immediately become indebted to the Lender for the amount of each loan or advance under or pursuant to this Agreement when such loan or advance is deemed to have been made.

(i)            Upon the occurrence from time to time of any Suspension Event, the Lender may suspend the Revolving Credit immediately and shall not be obligated, during such suspension, to make any loan or advance or to provide any financial accommodation hereunder.

(j)            The Borrowers may request that the Lender cause the issuance of L/C’s for the account of the Borrowers.

(i)            Each such request shall be in such manner as may from time to time be reasonably acceptable to the Lender.

(ii)           The Lender will endeavor to cause the issuance of any L/C so requested by the Borrowers, provided that the requested L/C is in form reasonably satisfactory to the Lender and if so issued:

(A)                              The aggregate Stated Amount of all L/C’s then outstanding, does not exceed Two Million ($2,000,000.00) Dollars.
(B)                                The expiry of the L/C is not later than the earlier of thirty (30) days prior to the Maturity Date or the following:
(I)                                    L/C’s other than Documentary L/C’s: One (1) year from initial issuance.
(II)                                Documentary L/C’s: forty five (45) days from issuance; and
(C)                                Availability would not be exceeded.

(iii)          The Borrowers shall execute such documentation to apply for and support the issuance of an L/C as may be required by the Issuer.

(iv)          There shall not be any recourse to, nor liability of, the Lender on account of:

(A)                              Any delay or refusal by an Issuer to issue an L/C.
(B)                                Any action or inaction of an Issuer on account of or in respect to, any L/C.

(v)           The Borrowers shall reimburse the Issuer, immediately upon the drawing under any L/C, for the amount of such drawing. In the event that the Borrowers fail to so reimburse the Issuer, the Borrowers immediately shall reimburse the Lender for the amount of such drawing. To the extent which the Borrowers fail to so reimburse the Issuer or the Lender, the Lender, without the request of the Borrowers, may advance under the Revolving Credit any amount which the Borrowers are so obligated to pay to the Lender or the Issuer, or for which the Borrowers, the Issuer, or the Lender becomes obligated on account of, or in respect to, any L/C. Such advance shall be made whether or not a Suspension Event is then in existence or such advance would result in Availability being exceeded. Such action shall not constitute a waiver of the Lender’s rights under Section 1-7(b), below.

1-5.          The Loan Account.

(a)           An account (“Loan Account”) shall be opened on the books of the Lender in which Loan Account a record may be kept of all loans made under or pursuant to this Agreement and of all payments thereon.

(b)           The Lender may also keep a record (either in the Loan Account or elsewhere, as the Lender may from time to time elect) of all interest, fees, service charges, costs, expenses, and other debits owed the Lender on account of the Liabilities and of all credits against such amounts so owed.

(c)           All credits against the Liabilities shall be conditional upon final payment to the Lender of the items giving rise to such credits. The amount of any item credited against the Liabilities which is charged back against the Lender for any reason or is not so paid shall be a Liability and shall be added to the Loan Account, whether or not the item so charged back or not so paid is returned.

(d)           Except as otherwise provided herein, all fees, service charges, costs, and expenses for which the Borrowers are obligated hereunder are payable on demand. In the determination of Availability, the Lender may deem fees, service charges, accrued interest, and other payments or deposits as having been advanced under the Revolving Credit if such amounts are then due and payable inclusive of deposits for fees whether incurred at the time of deposit or as duly accounted for in accordance with the terms set forth herein (provided, however, that fees which are earned hereunder but not yet due and payable shall not be deemed as having been advanced under the Revolving Credit).

(e)           The Lender, without the request of the Borrowers, may advance under the Revolving Credit any interest, fee, service charge, or other payment to which the Lender is entitled from the Borrowers pursuant hereto and may charge the same to the Loan Account notwithstanding that such amount so advanced may result in an Overadvance. Such action on the part of the Lender shall not constitute a waiver of the Lender’s rights under Section 1-7(b), below. Any amount which is added to the principal balance of the Loan Account as provided in this Section shall bear interest at the interest rate applicable from time to time to the unpaid principal balance of the Loan Account.

(f)            Any statement rendered by the Lender to the Borrowers concerning the Liabilities shall be considered correct and accepted by the Borrowers and shall be conclusively binding upon the Borrowers unless the Borrowers provide the Lender with written objection thereto within twenty (20) days from the mailing of such statement, which written objection shall indicate, with particularity, the reason for such objection. The Loan Account and the Lender’s books and records concerning the loan arrangement contemplated herein and the Liabilities shall be prima facie evidence and proof of the items described therein.

1-6.          The Master Note.  The obligation to repay loans and advances under the Revolving Credit, with interest as provided herein, may be evidenced by a note (the “Amended and Restated Master Note”) in the form of EXHIBIT 1-6, annexed hereto, executed by the Borrowers.  Neither the original nor a copy of the Master note shall be required, however, to establish or prove any Liability.  In the event that the Master Note is ever lost, mutilated, or destroyed, the Borrowers shall execute a replacement thereof and deliver such replacement to the Lender.

1-7.          Payment of Loan Account.

(a)           The Borrowers may repay all or any portion of the principal balance of the Loan Account from time to time until the Termination Date.

(b)           The Borrowers, without notice or demand from the Lender, shall pay the Lender that amount, from time to time, which is necessary so that the balance of the Loan Account does not exceed Availability.

(c)           The Borrowers shall pay the then entire unpaid balance of the Loan Account and all other Liabilities on the Termination Date.

1-8.          Interest.

(a)           The unpaid principal balance of the Revolving Credit  Loans that constitute Base Rate Loans shall bear interest, until repaid (calculated based upon a 360-day year and actual days elapsed), at an annual rate equal to the aggregate of Base plus the Applicable Margin (for Base Rate Loans), provided, further that in no event shall interest be in excess of the maximum rate permitted by applicable law.

(b)           Following the occurrence of any Event of Default (and whether or not the Lender exercises any of the Lender’s rights on account of such Event of Default), all loans and advances made under the Revolving Credit shall bear interest, through the End Date, at a rate which is the aggregate of that provided for in Section 1-8(a), above, plus two (2%) percent per annum.

(c)           Accrued interest on Base Rate Loans shall be payable:

(i)            Monthly in arrears on the first day of the month next following that during which such interest accrued.

(ii)           On the Termination Date.

(iii)          On the End Date.

1-9.          Fees.  Borrowers shall pay to the Lender the following fees:

(a)           Collateral Monitoring Fees. On the execution date hereof and on the first day of each month thereafter during the term hereof, a collateral monitoring fee in the amount of Two Thousand ($2,000) Dollars.

(b)           Unused Line Fee. On the first day of each month during the term of this Agreement, an “Unused Line Fee” in an amount equal to one quarter of one (0.25%) percent of the Average Unused Portion of the Credit Limit.

(c)           Financial Examination, Legal Investigation, Documentation, and Appraisal Fees. Subject to the provisions of Article 9-9, Lender’s actual charges paid or incurred for each financial analysis and examination (i.e., audits) of Borrowers performed by personnel employed by Lender; Lender’s actual charges paid or incurred for each appraisal of the Collateral performed by personnel employed by Lender; and, the actual charges paid or incurred by Lender if it elects to employ the services of one or more third Persons to perform legal investigation, documentation financial analysis and examinations (i.e., audits) of Borrowers or to appraise the Collateral.

(d)           In addition to any other right to which the Lender is then entitled on account thereof, the Lender may assess an additional fee payable by the Borrowers on account of the accommodation of Lender to the Borrowers’ request that the Lender depart or dispense with one or more of the administrative provisions of this Agreement and/or the Borrowers’ failure to comply with any of such provisions.

(i)            By way of non-exclusive example, the Lender may assess a fee on account of any of the following:

(A)                              The Borrowers’ failure to pay that amount which is necessary so that the principal balance of the Loan Account does not exceed Availability (as required under Section l-7(b ), above).
(B)                                The providing of a loan or advance under the Revolving Credit such that Availability would be exceeded.
(C)                                The providing of a same Banking Day loan requested after the time set forth in Section l-4(b )(i), above.
(D)                               The Borrowers’ failure to provide a financial statement or report within the applicable time-frame provided for such report under Article 9, below.

(ii)           The inclusion of the foregoing right on the part of the Lender to assess a fee does not constitute an obligation, on the part of the Lender, to waive any provision of this Agreement under any circumstances. The assessment of any such fee in any particular circumstance shall not constitute the Lender’s waiver of any breach of this Agreement on account of which such fee was assessed nor a course of action on which the Borrowers may rely.

(e)           The Borrowers shall not be entitled to any credit, rebate or repayment of any Collateral Maintenance Fee, Commitment Fee or other fee previously earned by the Lender pursuant to this Section notwithstanding any termination of this Agreement or suspension or termination of the Lender’s obligation to make loans and advances hereunder.

1-10.        Lender’s Discretion.

(a)           Each reference in the Loan Documents to the exercise of discretion or the like by the Lender shall be to the Lender’s exercise of its judgment, in good faith, based upon the

Lender’s consideration of any such factor as the Lender, taking into account information of which the Lender then has actual knowledge, believes:

(i)            Will or reasonably could be expected to affect the value of the Collateral, the enforceability of the Lender’s security and collateral interests therein, or the amount which the Lender would likely realize therefrom (taking into account delays which may possibly be encountered in the Lender’s realizing upon the Collateral and likely Costs of Collection).

(ii)           Indicates that any report or financial information delivered to the Lender by or on behalf of the Borrowers are incomplete, inaccurate, or misleading in any material manner or was not prepared in accordance with the requirements of this Agreement.

(iii)          Suggests the likelihood that the Borrowers will become the subject of a bankruptcy or insolvency proceeding.

(iv)          Constitutes a Suspension Event.

(b)           In the exercise of such judgment, the Lender also may take into account any of the following factors:

(i)            Those included in, or tested by, the definitions of “Acceptable Inventory”, “Retail”, and “Cost”.

(ii)           The current financial and business climate of the industry in which the Borrowers compete (having regard for the Borrowers’ position in that industry).

(iii)          Material changes in or to the mix of the Borrowers’ Inventory.

(iv)          Seasonality with respect to the Borrowers’ Inventory and pattern of the Borrowers’ retail sales versus that which was projected.

(v)           Material changes in Availability versus that which was projected.

(vi)          Such other factors relating to the Borrowers as the Lender determines as having a material bearing on credit risks associated with the providing of loans and financial accommodations to the Borrowers.

(c)           The burden of establishing the failure of the Lender to have acted in a reasonable manner in such Lender’s exercise of discretion shall be the Borrowers’.

1-11.        Fees for L/C’s.

(a)           On the first day of each month during the term hereof, Borrowers shall pay to Lender the amount (in Dollars) that is equal to the result of one (1.0%) percent per annum times the aggregate Stated Amount of all L/C’s outstanding at any time during the previous month.

(b)           In addition to the fee to be paid as provided in Subsection 1-11 (a), above, the Borrowers shall pay to the Lender (or to the Issuer, if so requested by the Lender), on demand, all customary and commercially reasonable issuance, processing, negotiation, amendment, and administrative fees and other amounts charged by the Issuer on account of, or in respect to, any L/C.

1-12.        Concerning L/C’s.

(a)           None of the Issuer, the Issuer’s correspondents, or any advising, negotiating, or paying bank with respect to any L/C shall be responsible in any way for:

(i)            The performance by any beneficiary under any L/C of that beneficiary’s obligations to the Borrowers.

(ii)           The form, sufficiency, correctness, genuineness, authority of any person signing; falsification; or the legal effect of; any documents called for under any L/C if such documents on their face appear to be in order.

(b)           The Issuer may honor, as complying with the terms of any L/C and of any drawing thereunder, any drafts or other documents otherwise in order, but signed or issued by an administrator, executor, conservator, trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, liquidator, receiver, or other legal representative of the party authorized under such L/C to draw or issue such drafts or other documents.

(c)           Unless otherwise agreed to, in the particular instance, the Borrowers hereby authorize any Issuer to:

(i)            Select an advising bank, if any.

(ii)           Select a paying bank, if any.

(iii)          Select a negotiating bank.

(d)           All directions, correspondence, and funds transfers relating to any L/C are at the risk of the Borrowers. The Issuer shall have discharged the Issuer’s obligations under any L/C which, or the drawing under which, includes payment instructions, by the initiation of the method of payment called for in, and in accordance with, such instructions (or by any other commercially reasonable and comparable method). Neither the Lender nor the Issuer shall have any responsibility for any inaccuracy, interruption, error, or delay in transmission or delivery by post, telegraph or cable, or for any inaccuracy of translation.

(e)           The Lender’s and the Issuer’s rights, powers, privileges and immunities specified in or arising under this Agreement are in addition to any heretofore or at any time hereafter otherwise created or arising, whether by statute or rule of law or contract.

(f)            Except to the extent otherwise expressly provided hereunder or agreed to in writing by the Issuer and the Borrowers, the L/C will be governed by the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce, Publication No. 500, and any subsequent revisions thereof.

(g)           If any change in any law, executive order or regulation, or any directive of any administrative or governmental authority (whether or not having the force of law), or in the interpretation thereof by any court or administrative or governmental authority charged with the administration thereof, shall either:

(i)            Impose, modify or deem applicable any reserve, special deposit or similar requirements against letters of credit heretofore or hereafter issued by any Issuer or with respect to which the Lender or any Issuer has an obligation to lend to fund drawings under any L/C.

(ii)           Impose on any Issuer any other condition or requirements relating to any such letters of credit; and the result of any event referred to in Section 1-12(g)(i) or 1-12(g)(ii), above, shall be to increase the cost to any Issuer of issuing or maintaining any L/C (which increase in cost shall be the result of such Issuer’s reasonable allocation among that Issuer’s letter of credit customers of the aggregate of such cost increases resulting from such events), then, upon demand by the Lender and delivery by the Lender to the Borrowers of a certificate of an officer of the subject Issuer describing such change in law, executive order, regulation, directive, or interpretation thereof, its effect on such Issuer, and the basis for determining such increased costs and their allocation, the Borrowers shall immediately pay to the Lender, from time to time as specified by the Lender, such amounts as shall be sufficient to compensate such Issuer for such increased cost. Any Issuer’s determination of costs incurred under Section 1-12(g)(i) or 1-12(g)(ii), above, and the allocation, if any, of such costs among the Borrowers and other letter of credit customers of such Issuer, if done in good faith and made on an equitable basis and in accordance with the officer’s certificate, shall be conclusive and binding on the Borrowers.

(h)           The obligations of the Borrowers under this Agreement with respect to L/C’s are absolute, unconditional, and irrevocable and shall be performed strictly in accordance with the terms hereof under all circumstances whatsoever including, without limitation, the following:

(i)            Any lack of validity or enforceability or restriction, restraint, or stay in the enforcement of this Agreement, any L/C, or any other agreement or instrument relating thereto.

(ii)           Any amendment or waiver of, or consent to the departure from, any L/C.

(iii)          The existence of any claim, set-off, defense, or other right which the Borrowers may have at any time against the beneficiary of any L/C.

(iv)          Any honoring of a drawing under any L/C, which drawing possibly could have been dishonored based upon a strict construction of the terms of the L/C.

(v)           The Borrowers shall not present to Lender or cause the amendment of an L/C without satisfactory evidence of one or more of the following: (a) change in delivery date; (b) Borrowers’ receipt of partial shipment; or (c) change to original order reflected in OTB (open to Buy) or other information which may be so reasonably requested by the Lender.

(i)            In no event, shall Lender or Issuer have any obligation to honor any L/C presented for payment after its expiration. In the event no payment has been made, the Stated Amount of such L/C shall continue to be deducted from Availability for thirty (30) business days beyond expiration of said L/C.

1-13.        LIBO Option.  In lieu of having interest charged at the rate based upon the Base, Borrowers shall have the option (the “LIBO Option”) to have interest on all or a portion of the loans and advances under the Revolving Credit be charged at a rate of interest based upon the LIBO Rate.  Interest on LIBO Rate Loans shall be payable on the Interest Payment Date.  On the last day of each applicable Interest Period in respect of a LIBO Rate Loan, unless Borrowers properly have exercised the LIBO Option with respect thereto, the interest rate applicable to such LIBO Rate Loan automatically shall convert to the rate of interest then applicable to Base Rate Loans of the same Type hereunder.  At any time that an Event of Default has occurred and is continuing, Borrowers no longer shall have the option to request that loans and advances under the Revolving Credit bear interest at the LIBO Rate and Lender shall have the right to convert the interest rate on all outstanding LIBO Rate Loans to the rate then applicable to Base Rate Loans hereunder.

1-14.        LIBO Election.

(a)           Borrowers may, at any time and from time to time, so long as no Event of Default has occurred and is continuing, elect to exercise the LIBO Option by notifying Lender prior to 2:00 p.m. (New York time) at least 3 Business Days prior to the commencement of the proposed Interest Period (the “LIBOR Deadline”).  Notice of Borrowers’ election of the LIBO Option for a permitted portion of the loans and advances under the Revolving Credit and an Interest Period pursuant to this Section shall be made by delivery to Lender of a LIBO Notice received by Lender before the LIBOR Deadline, or by telephonic notice received by Lender before the LIBOR Deadline (to be confirmed by delivery to Lender of a LIBO Notice received by Lender prior to 5:00 p.m. (New York time) on the same day).

(b)           Each LIBO Notice shall be irrevocable and binding on Borrowers.  In connection with each LIBO Rate Loan, Borrowers shall indemnify, defend, and hold Lender harmless against any loss, cost, or expense incurred by Lender as a result of (a) the payment of any principal of any LIBO Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any LIBO Rate Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure to borrow, convert, continue or prepay any LIBO Rate Loan on the date specified in any LIBO Notice delivered pursuant hereto (such losses, costs, and expenses, collectively, “Funding Losses”).  Funding Losses shall, with respect to Lender , be deemed to equal the amount determined by Lender  to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such LIBO Rate Loan had such event not occurred, at the LIBO Rate that would have been applicable thereto, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert, or continue, for the period that would have been the Interest Period therefor), minus (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which Lender  would be offered were it to be offered, at the commencement of such period, Dollar deposits of a comparable amount and period in the London interbank market.  A certificate of Lender delivered to Borrowers setting forth any amount or amounts that Lender  is entitled to receive pursuant to this Section 1-14(b) shall be conclusive absent manifest error.

(c)           Borrowers shall have not more than 3 LIBO Rate Loans in effect at any given time.  Borrowers only may exercise the LIBO Option for LIBO Rate Loans of at least $500,000 and integral multiples of $100,000 in excess thereof.

1-15.        Prepayment of LIBO Loans.

(a)           Borrowers may prepay LIBO Rate Loans at any time; provided, however, that in the event that LIBO Rate Loans are prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any automatic prepayment through the required application by Lender of proceeds of Borrowers’ collections in accordance with this Agreement or for any other reason, including early termination of the term of this Agreement or acceleration of all or any portion of the Liabilities pursuant to the terms hereof, Borrowers shall indemnify, defend, and hold the Lender and its Participants harmless against any and all Funding Losses in accordance with Section 1-14(b) above.

(b)           Any partial prepayment of LIBO Rate Loans shall be prepaid in the chronological order of their Interest Payment Dates.

(c)           The LIBO Rate may be adjusted by Lender on a prospective and non-discriminatory basis to take into account any additional or increased costs to the Lender of maintaining or obtaining any eurodollar deposits or increased costs due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period, including changes in tax laws (except changes of general applicability in corporate income tax laws) and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), excluding the Reserve Percentage, which additional or increased costs would increase the cost of funding loans bearing interest at the LIBO Rate.  In any such event, the Lender shall give Borrowers notice of such a determination and adjustment and, upon its receipt of the notice from the Lender, Borrowers may, by notice to the Lender (y) require the Lender to furnish to Borrowers a statement setting forth the basis for adjusting such LIBO Rate and the method for determining the amount of such adjustment, or (z) repay the LIBO Rate Loans with respect to which such adjustment is made (together with any amounts due under Section 1-14 (b) above).

(d)           In the event that any change in market conditions or any law, regulation, treaty, or directive, or any change therein or in the interpretation of application thereof, shall at any time after the date hereof, in the reasonable opinion of the Lender, make it unlawful or impractical for the Lender to fund or maintain LIBO Rate Loans or to continue such funding or maintaining, or to determine or charge interest rates at the LIBO Rate, the Lender shall give notice of such changed circumstances to  Borrowers and (y) in the case of any LIBO Rate Loans that are outstanding, the date specified in the Lender’s notice shall be deemed to be the last day of the Interest Period of such LIBO Rate Loans, and interest upon the LIBO Rate Loans of the

Lender thereafter shall accrue interest at the rate then applicable to Base Rate Loans, and (z) Borrowers shall not be entitled to elect the LIBO Option until the Lender determines that it would no longer be unlawful or impractical to do so.  The Lender agrees to use reasonable efforts to designate a lending office that will avoid the need for such a notice of changed circumstances and would not, in the good faith judgment of the Lender, otherwise be materially disadvantageous to the Lender.

(e)           Anything to the contrary contained herein notwithstanding, the Lender, shall not be required actually to acquire eurodollar deposits to fund or otherwise match fund any Liabilities as to which interest accrues at the LIBO Rate.  The provisions of this Section shall apply as if the Lender had match funded any Liabilities as to which interest is accruing at the LIBO Rate by acquiring eurodollar deposits for each Interest Period in the amount of the LIBO Rate Loans.

1-16.        Increase in Credit Limit.

At the Borrowers’ option, to be exercised in writing and received by Lender at least fifteen (15) days in advance of the effective date of any requested increase, but in any event no later than three (3) months prior to the Maturity Date, and subject  to the conditions (a) of payment of a fee in an amount equal to the result (expressed in Dollars) of one tenth of one (.10%) percent times the amount of the increase in the Credit Limit requested, (b) that there is not then in existence any default or Event of Default which has not been expressly waived in writing by the Lender, and (c) that Borrowers are then in compliance with all terms of the Loan Agreement, the Credit Limit may be increased by increments of not less than $500,000, up to a maximum increase of $2,500,000.

1-17.        Recalculation of Interest.

In the event that Lender determines, in its reasonable discretion, that the interest rate applicable to loans and advances under the Revolving Credit was adjusted based upon information provided by the Borrowers that was not true and accurate in all material respects, in addition to any other remedies available to the Lender hereunder or under applicable law, the Lender shall have the right to recalculate the interest rate applicable to such loans and advances based upon the Level II of the Applicable Margin.  The Borrowers shall pay the Lender interest on such loans and advances at the interest rate as recalculated by the Lender applying Level II of the Applicable Margin less any interest payments actually received by Lender on account of such loans and advances.  Such additional interest shall be immediately due and payable upon demand by the Lender.

ARTICLE 1A - THE TERM LOAN

1-1A.      Commitment to Make Term Loan.

(a)           The Lender has made a term loan to the Borrowers as of January 17, 2006, in the amount requested by the Borrowers not to exceed the Maximum Term Loan Amount (the “Term Loan”).

(b)           All obligations in respect of the Term Loan are “Liabilities” pursuant to the term of this Agreement.

(c)           The proceeds of the Term Loans shall be used by the Borrowers solely for working capital, Capital Expenditures and other purposes permitted by this Agreement.

1-2A.      The Term Note.

The obligation to repay the Term Loan, with interest as provided herein, shall be evidenced by a Note (the “Amended and Restated Term Note”) in form and substance, attached hereto as EXHIBIT 1-2A, executed by the Borrowers.  Neither the original nor a copy of the Term Note shall be required, however, to establish or prove any Liability.  In the event that the Term Note is ever lost, mutilated, or destroyed, the Borrowers shall execute a replacement thereof and deliver such replacement to the Lender.

1-3A.      Payment of the Principal of the Term Loan.

(a)           The Borrowers may repay all or any portion of the principal balance of the Term Loan, without penalty, prior to the repayment in full of all other Liabilities under the Revolving Credit and cash collateralization of all L/Cs.

(b)           The Borrowers shall repay the then entire balance of the Term Loan and all accrued and unpaid interest thereon on the Term Loan Termination Date.

(c)           Any amounts repaid by the Borrowers on account of the Term Loan may not be reborrowed by the Borrowers.

1-4A.      Interest on the Term Loan.

(a)           Subject to Section 1-4A(b),  the unpaid principal balance of the Term Loan shall bear interest, until repaid, at a per annum rate equal to Base plus 0.75% (the “Term Loan Interest Rate”), payable monthly in arrears, on the first Business Day of each month and on the Term Loan Maturity Date.

(b)           Following the occurrence of any Event of Default (and whether or not the Term Loan is accelerated), at the discretion of the Lender, interest shall accrue and shall be payable on the unpaid balance of the Term Loan at the aggregate of the Term Loan Interest Rate plus two (2%) percent per annum.

1-5A.      Payments on Account of the Term Loan.

The Borrowers authorize the Lender to determine and to pay over directly to the Lender any and all amounts due and payable from time to time under or on account of the Term Loan as advances under the Revolving Credit, it being understood, however, that the authorization of the Lender provided in this Section 1-5A shall not excuse the Borrowers from fulfilling their obligations to the Lender on account of the Term Loan nor place any obligation on the Lender to do so.

ARTICLE 2 - GRANT OF SECURITY INTEREST

2-1.          Grant of Security Interest.  To secure the Borrowers’ prompt, punctual, and faithful performance of all and each of the Liabilities, the Borrowers hereby grant to the Lender a continuing security interest in and to, and assigns to the Lender, the following, and each item thereof, whether now owned or now due, or in which the Borrowers have an interest, or hereafter acquired, arising, or to become due, or in which the Borrowers obtain an interest (all of which, together with any other property in which the Lender may in the future be granted a security interest, is referred to herein as the “Collateral”):

(a)           All Inventory.

(b)           All Accounts, accounts receivable, contracts, contract rights, notes, Chattel Paper (whether tangible or electronic), Deposit Accounts, Letter of Credit Rights (whether or not the letter of credit is evidenced by a writing), Supporting Obligations, Commercial Tort Claims, bills, drafts, acceptances, General Intangibles, Instruments, Documents, Document of Title, securities, Security Entitlements, Security Accounts, Investment Property, choses in action, and all other debts, obligations and liabilities in whatever form, owing to Borrower from any Person, firm or corporation or any other legal entity, whether now existing or hereafter arising, now or hereafter received by or belonging or owing to Borrower, for goods sold by it or for services rendered by it, or however otherwise same may have been established or created, all guarantees and securities therefor, all right, title and interest of Borrower in the merchandise or services which gave rise thereto, including the rights of reclamation and stoppage in transit, all rights to replevy goods, and all rights or an unpaid seller of merchandise or services.

(c)           All machinery, Equipment, Fixtures and other Goods (excluding motor vehicles) whether now owned or hereafter acquired by the Borrowers and wherever located, all replacements and substitutions therefor or accessions thereto and all proceeds thereof.

(d)           Leasehold Interests and rights of occupancy.

(e)           Real Estate.

(f)            All proceeds, products, substitutions and accessions of or to any of the foregoing in any form, including, without limitation, all proceeds, refunds and premium rebates of credit, fire or other insurance, and also including, without limitation, rents and profits resulting from the temporary use of any of the foregoing.

2-2.          Extent and Duration of Security Interest.  This grant of a security interest is in addition to, and supplemental of, any security interest previously granted by the Borrowers to the Lender and shall continue in full force and effect applicable to all Liabilities until all Liabilities have been paid and/or satisfied in full and the security interest granted herein is specifically terminated in writing by a duly authorized officer of the Lender.

ARTICLE 3 - DEFINITIONS

All capitalized terms used in this agreement which are not otherwise defined herein or in the UCC shall have the meanings assigned to them in EXHIBIT 3, annexed hereto.

ARTICLE 4 - CONDITIONS PRECEDENT

The effectiveness of this Agreement, the establishment of the Revolving Credit, and the making of the first loan under the Revolving Credit, is conditioned upon the delivery to Lender of the documents described below, each in form and substance satisfactory to the Lender, and the satisfaction of the conditions described below:

4-1.          Corporate Due Diligence.

(a)           A Certificate of legal existence and good standing issued by the Secretary of State or other governing authority of the State of Borrowers’ legal formation.

(b)           Certificates of due qualification and good standing, issued by the Secretary(ies) of State or other governing authority of each state in which the nature of the Borrowers’ business conducted or assets owned could require such qualification.

(c)           A Certificate of the Borrowers’ secretary, clerk or otherwise authorized officer or other Person attesting to the due adoption, continued effectiveness, and setting forth the texts of, each resolution or authorization adopted in connection with the establishment of the loan arrangement contemplated by the Loan Documents and attesting to the true signatures of each Person authorized as a signatory to any of the Loan Documents.

4-2.          Opinion.  An opinion of counsel to the Borrowers in form and substance reasonably satisfactory to Lender and Lender’s counsel.

4-3.          Cash Management and Additional Documents.  Such additional instruments and documents including, without limitation, an agreement for all investment accounts executed by the Borrowers, Lender and the applicable bank, agreements with Borrowers’ credit card processors and/or other credit service providers executed by the Borrowers, Lender and each such processor or service provider, and any other notices or agreements required under Article 7 hereof, as the Lender or its counsel reasonably may require or request, in each case in form and substance satisfactory to Lender and its counsel.

4-4.          Officers’ Certificates.  Certificates executed by the president or chief executive officer and the chief financial officer of the Borrowers and stating that the representations and warranties made by the Borrowers to the Lender in the Loan Documents are true and complete as of the date of such Certificate, and that no event has occurred which is or which, solely with the giving of notice or passage of time (or both) would be an Event of Default.

4-5.          Representations and Warranties.  Each of the representations made by or on behalf of the Borrowers in this Agreement or in any of the other Loan Documents or in any other report, statement, document, or paper provided by and or on behalf of the Borrowers shall be true and complete in all material respects as of the date as of which such representation or warranty was made.

4-6.          Initial Minimum Excess Availability.  Availability, after giving effect to the first loans and advances to be made under the Revolving Credit; any charges to the Loan Account made in connection with the establishment of the credit facility contemplated hereby; and L/C’s issued at, or immediately subsequent to, the establishment of such Revolving Credit, is not less than five (5%) percent of the Credit Limit.

4-7.          No Event of Default.  No event shall have occurred, or failed to occur, which occurrence or which failure constitutes, or which, solely with the passage of time or the giving of notice (or both) would constitute, an Event of Default.

4-8.          No Material Adverse Change.  No Material Adverse Change has occurred.

4-9.          Delivery of Documents.  No document shall be deemed delivered to the Lender until received and accepted by the Lender at its office in Boston, Massachusetts. Under no circumstances will this Agreement take effect until executed and accepted by the Lender at said head office.

ARTICLE 5 - GENERAL REPRESENTATIONS. WARRANTIES AND COVENANTS

To induce the Lender to establish the loan arrangement contemplated herein and to make loans and advances and to provide financial accommodations under the Revolving Credit (each of which loans shall be deemed to have been made in reliance thereupon) the Borrowers, in addition to all other representations, warranties, and covenants made by the Borrowers in any other Loan Document, makes those representations, warranties, and covenants included in this Agreement.

5-1.          Payment and Performance of Liabilities.  The Borrowers shall pay each Liability due Lender when due (or when demanded if payable on demand) and shall promptly, punctually, and faithfully perform each other Liability due Lender and pay each obligation due to others in accordance with its current custom and practice. If Borrowers have any dispute with respect to any other obligation due to others, Borrowers shall give Lender notice of said dispute, except with regard to amounts due to others and disputed by the Borrowers in good faith, provided, however, that no liens shall arise on the Collateral in connection with such disputed amounts.

5-2.          Due Organization - Authorization - No Conflicts.

(a)           Each Borrower presently is and shall hereafter remain in good standing as a legal entity in the state in which it is legally formed and is and shall hereafter remain duly qualified and in good standing in every other state in which, by reason of the nature or location of such Borrower’s assets or operation of such Borrower’s business, such qualification may be necessary, except where such failure to qualify will not have a Material Adverse Change on the Borrowers or their business or assets, or the Collateral.

(b)           Each Related Entity is listed on EXHIBIT 5-2, annexed hereto.  The Borrower shall provide the Lender with prior written notice of any entity’s becoming or ceasing to be a subsidiary of any Borrower.

(c)           Each Borrower has all legal corporate power and authority to execute and deliver all and singular the Loan Documents to which such Borrower is a party and has and will hereafter retain all requisite legal power and authority to perform any and all of the Liabilities.

(d)           The execution and delivery by each Borrower of each Loan Document to which it is a party; the Borrowers’ consummation of the transactions contemplated by such Loan Documents (including, without limitation, the creation of security interests by the Borrowers as contemplated hereby); the Borrowers’ performance under those of the Loan Documents to which it is a party; the borrowings hereunder; and the use of the proceeds thereof:

(i)            Have been duly authorized by all necessary legal action.

(ii)           Do not, and will not, contravene in any material respect any provision of any Requirement of Law or obligation of the Borrowers.

(iii)          Will not result in the creation or imposition of, or the obligation to create or impose, any Encumbrance upon any assets of the Borrowers pursuant to any Requirement of Law or obligation, except pursuant to the Loan Documents.

(e)           The Loan Documents have been duly executed and delivered by Borrowers and are the legal, valid and binding obligations of the Borrowers, enforceable against the Borrowers in accordance with their respective terms, except to the extent such enforceability may be limited by bankruptcy and other similar laws of general application relating to or affecting the enforcement of creditors’ rights generally.

5-3.          Trade Names.

(a)           EXHIBIT 5-3, annexed hereto, is a listing of:

(i)            All names under which each of the Borrowers ever conducted their businesses.

(ii)           All entities and/or Persons with whom either Borrower ever consolidated or merged, or from whom either Borrower ever acquired in a single transaction or in a series of related transactions substantially all of Person’s assets.

(b)           Except (i) upon not less than twenty-one (21) days prior written notice given the Lender, and (ii) in compliance with all other provisions of this Agreement, the Borrowers will not undertake or commit to undertake any action such that the results of that action, if undertaken prior to the date of this Agreement, would have been reflected on EXHIBIT 5-3.

(c)           The Borrowers own and possess, or have the right to use all patents, industrial designs, trademarks, trade names, trade styles, brand names, service marks, logos, copyrights, trade secrets, know-how, confidential information, and other intellectual or proprietary property of any third Person necessary for the Borrowers’ conduct of the Borrowers’ businesses.

(d)           The conduct by the Borrowers of the Borrowers’ businesses does not, to the Borrowers’ knowledge, infringe on the patents, industrial designs, trademarks, trade names, trade styles, brand names, service marks, logos, copyrights, trade secrets, know-how, confidential information, or other intellectual or proprietary property of any third Person.

5-4.          Locations, Landlord’s Consents, Waivers.

(a)           The Collateral, and the books, records, and papers of Borrowers pertaining thereto, are kept and maintained solely at the Borrowers’ chief executive offices as set forth at the beginning of this Agreement and at those locations which are listed on EXHIBIT 5-4, annexed hereto, which exhibit includes all service bureaus with which any such records are maintained and the names and addresses of each of the Borrowers’ landlords. Except (i) to accomplish sales of Inventory in the ordinary course of business or (ii) the sale of obsolete equipment or fixtures (replaced by equipment or fixtures of equal or greater value) or (iii) to utilize such of the Collateral as is removed from such locations in the ordinary course of business (such as motor vehicles), the Borrowers shall not remove any Collateral from said chief executive offices or those locations listed on EXHIBIT 5-4.

(b)           Warehouse and Distribution Center.  The Borrowers do not presently have a warehouse or distribution center.  The Borrowers shall use commercially reasonable efforts to obtain and deliver to the Lender a consent, waiver and subordination (reasonably satisfactory to the Lender) by the landlord, if requested by Lender, for its future store locations, and, if in the future Borrowers establish a warehouse or distribution center, for such warehouse or distribution center.

(c)           Without duplication of any Availability Reserve described above, the Lender may establish an Availability Reserve for unpaid rent.  The Borrowers will not commit to, or open any location at which the Borrowers maintain, offers for sale, or stores any of the Collateral, except those set forth in, or contemplated by, Business Plan.

(d)           Except as otherwise disclosed on EXHIBIT 5-4, no tangible personal property of the Borrowers are in the care or custody of any third party or stored or entrusted with a bailee or other third party and none shall hereafter be placed under such care, custody, storage, or entrustment. Borrowers shall obtain and deliver a consent, waiver and subordination (in form reasonably satisfactory to the Lender) from each bailee disclosed on EXHIBIT 5-4 on or prior to the date of execution hereof.

5-5.          Title to Assets.

(a)           The Borrowers are, and shall hereafter remain, the owners of the Collateral free and clear of all Encumbrances with the exceptions of the following:

(i)            The security interest created herein.

(ii)           Those Encumbrances (if any) listed on EXHIBIT 5-5, annexed hereto.

(iii)          Purchase money security interests for purchase of equipment not to exceed Fifty Thousand ($50,000) Dollars.

(iv)          Equipment leases, and subsequent replacements of and/or additions to such equipment leases permitted under Section 5.6.

(b)           The Borrowers do not and shall not have possession of any property on consignment to the Borrowers.

5-6.          Indebtedness.  The Borrowers do not and shall not hereafter have any Indebtedness with the exceptions of:

(a)           Any Indebtedness to the Lender.

(b)           The Indebtedness (if any) listed on EXHIBIT 5-6, annexed hereto.

(c)           Substitutions or replacements for the Capital Leases described in Sections 5.5 and 5.6, and any additional Capital Leases not to exceed One Hundred Fifty Thousand ($150,000) Dollars per year, provided Lender is given prompt written notice of any Capital Lease and no lien on the Collateral arises as a result thereof.

(d)           Unsecured Indebtedness evidenced by the Seller Note, which shall at all times be subject to a Subordination Agreement.

(e)           Unsecured Indebtedness evidenced by the Trade Note, which shall at all times be subject to a Subordination Agreement.

(f)            Unsecured Indebtedness evidenced by any guaranty by any Borrowers of any Indebtedness or other obligations of any other Borrowers that is permitted under this Agreement.

(g)           Unsecured Indebtedness evidenced by the Highbridge Note, which shall at all times be subject to a Subordination Agreement.

(h)           Other unsecured Indebtedness which is consented to by the Lender in its sole discretion (“Additional Subordinated Debt”) and which is at all times subject to a Subordination Agreement.

5-7.          Insurance Policies.

(a)           EXHIBIT 5-7, annexed hereto, is a schedule of all insurance policies owned by the Borrowers or under which the Borrowers are the named insured. Each of such policies is in full force and effect. Neither the issuer of any such policy nor the Borrowers are in default or violation of any such policy.

(b)           The Borrowers shall have and maintain at all times insurance covering such risks, in such amounts, containing such terms, in such form, for such periods, and written by such companies as may be reasonably satisfactory to the Lender. The coverage reflected on EXHIBIT 5-7 presently satisfies the foregoing requirements, it being recognized by the Borrowers, however, that such requirements may change hereafter to reflect changing circumstances. All insurance carried by the Borrowers shall provide for a minimum of twenty (20) days’ written notice of cancellation to the Lender and all such insurance which covers the Collateral shall include an endorsement in favor of the Lender, which endorsement shall provide that the insurance, to the extent of the Lender’s interest therein, shall not be impaired or invalidated, in whole or in part, by reason of any act or neglect of the Borrowers or by the failure of the Borrowers to comply with any warranty or condition of the policy. In the event of the failure by the Borrowers to maintain insurance as required herein, the Lender, at its option, may obtain such insurance, provided, however, the Lender’s obtaining of such insurance shall not constitute a cure or waiver of any Event of Default occasioned by the Borrowers’ failure to have maintained such insurance. The Borrowers shall furnish to the Lender certificates or other evidence reasonably satisfactory to the Lender regarding compliance by the Borrowers with the foregoing insurance provisions.

(c)           The Borrowers shall advise the Lender of each claim in excess of Twenty-Five Thousand ($25,000) Dollars made by the Borrowers under any policy of insurance which covers the Collateral and will permit the Lender following the occurrence of any Suspension Event, at the Lender’s option in each instance, to the exclusion of the Borrowers, to conduct the adjustment of each such claim. The Borrowers hereby appoint the Lender as the Borrowers’ attorney in fact to obtain, adjust, settle, and cancel any insurance described in this section and to endorse in favor of the Lender any and all drafts and other instruments with respect to such insurance. This appointment, being coupled with an interest, is irrevocable until this Agreement is terminated by a written instrument executed by a duly authorized officer of the Lender. The Lender shall not be liable on account of any exercise pursuant to said power except for any exercise in actual willful misconduct and bad faith. The Lender may apply any proceeds of such insurance against the Liabilities, whether or not such have matured, in such order of application as the Lender may determine.

(d)           The Borrowers shall maintain at all times those policies of insurance obtained by the Borrowers and assigned to the Lender as required by Section 4-4, above.

5-8.          Licenses.  Each material license, distributorship, franchise, and similar agreement issued to, or to which the Borrowers are a party is in full force and effect. To the Borrowers’ knowledge, no party to any such license or agreement is in default or violation thereof. The Borrowers have not received any notice or threat of cancellation of any such license or agreement.

5-9.          Leases.  EXHIBIT 5-9, annexed hereto, is a schedule of all presently effective Leases and Capital Leases. Each of such Leases and Capital Leases is in full force and effect. The Borrowers are not, and to the best of the Borrowers’ knowledge no other party to any such Lease or Capital Lease is in default or violation of any such Lease or Capital Lease which would cause the termination of the same and except as set forth on EXHIBIT 5-9, the Borrowers have not received any notice of default or threat of cancellation of any such Lease or Capital Lease. The Borrowers hereby authorize the Lender at any time and from time to time to contact any of the Borrowers’ landlords in order to confirm the Borrowers’ continued compliance with the terms and conditions of the Lease( s) between the Borrowers and that landlord and to discuss such issues, concerning the Borrowers’ occupancy under such Lease(s), as the Lender may determine.

5-10.        Requirements of Law.  The Borrowers are in compliance with, and shall hereafter comply with and use its assets in material compliance with, all Requirements of Law. The Borrowers have not received any notice of any violation of any Requirement of Law , which violation has not been cured or otherwise remedied, and would result in a Material Adverse Change of the Borrowers’ business and its assets.

5-11.        Maintain Properties.  The Borrowers shall:

(a)           Keep the Collateral in good order and repair (ordinary reasonable wear and tear and casualty excepted).

(b)           Not suffer or cause the waste or destruction of any material part of the Collateral.

(c)           Not use any of the Collateral in violation of any policy of insurance thereon.

(d)           Except for those sales permitted under Section 5.4( e )(ii) herein, not sell, lease, or otherwise dispose of any of the Collateral, other than the following, in each case, subject to the turning over to the Lender of all Receipts with respect to the same as provided herein:

(i)            The sale of Inventory in compliance with this Agreement.

(ii)           The disposal of Equipment which is obsolete, worn out, or damaged beyond repair, which Equipment is replaced to the extent necessary to preserve or improve the operating efficiency of the Borrowers.

5-12.        Pay Taxes.

(a)           The federal income tax returns of the Borrowers have been audited by the Internal Revenue Service (or closed by applicable statutes) for all fiscal years through and including the Borrowers’ taxable year referenced on EXHIBIT 5-12, annexed hereto, and all deficiencies, assessments, and other amounts asserted as a result of such examinations have been fully paid or settled. No agreement is in existence which waives or extends any statute of limitations applicable to the right of the Internal Revenue Service to assert a deficiency or make any other claim for or in respect to federal income taxes. No issue has been raised in any such examination which reasonably could be expected to result in the assertion of a deficiency for any fiscal year open for examination, assessment, or claim by the Internal Revenue Service.

(b)           All returns of the Borrowers for state and local income, excise, sales, and other taxes have been audited (or closed by applicable statutes) for all fiscal years through and including the Borrowers’ taxable year referenced on EXHIBIT 5-12, annexed hereto, and all deficiencies, assessments, and other amounts asserted as a result of such examinations have been fully paid or settled. No agreement is in existence which waives or extends any statute of limitations applicable to the right of any state taxing authority to assert a deficiency or make any other claim for or in respect to any such state taxes. No issue has been raised in any such examination which reasonably could be expected to result in the assertion of a deficiency for any fiscal year open for examination, assessment, or claim by any state or local taxing authority.

(c)           Except as disclosed on said EXHIBIT 5-12, there are no examinations of or with respect to the Borrowers presently being conducted by the Internal Revenue Service or any state taxing authority.

(d)           The Borrowers have, and hereafter shall: pay, as they become due and payable, all taxes and unemployment contributions and other charges of any kind or nature levied, assessed or claimed against the Borrowers or the Collateral by any Person or entity whose claim could result in an Encumbrance upon any asset of the Borrowers or by any governmental authority (provided, however, that the Borrowers shall have the right to contest the payment of such taxes or other charges as long as no encumbrance is placed upon the Collateral); properly exercise any trust responsibilities imposed upon the Borrowers by reason of withholding from employees’ pay; timely make all contributions and other payments as may be required pursuant to any Employee Benefit Plan now or hereafter established by the Borrowers; and timely file all tax and other returns and other reports with each governmental authority to whom the Borrowers are obligated to so file.

(e)           At its option, the Lender may, after notice to the Borrowers and only after an Event of Default has occurred, but shall not be obligated to, pay any taxes, unemployment contributions, and any and all other charges levied or assessed upon the Borrowers or the Collateral by any Person or entity or governmental authority, and make any contributions or other payments on account of the Borrowers’ Employee Benefit Plan as the Lender, in the Lender’s discretion, may deem necessary or desirable, to protect, maintain, preserve, collect, or realize upon any or all of the Collateral or the value thereof or any right or remedy pertaining thereto, provided, however, the Lender’s making of any such payment shall not constitute a cure or waiver of any Event of Default occasioned by the Borrowers’ failure to have made such payment.

5-13.        No Margin Stock.  The Borrowers are not engaged in the business of extending credit for the purpose of purchasing or carrying any margin stock (within the meaning of Regulations G, U, T, and X, of the Board of Governors of the Federal Reserve System of the United States). No part of the proceeds of any borrowing hereunder will be used at any time to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock.

5-14.        ERISA.  Neither the Borrowers nor any ERISA Affiliate ever has or hereafter shall in any case where the failure results in a lien on the Collateral:

(a)           Violate or fail to be in full compliance with the Borrowers’ Employee Benefit Plan, except where such failure to be in full compliance will not have a Material Adverse Change on the Borrowers or its business or assets, or the Collateral.

(b)           Fail timely to file all reports and filings required by ERISA to be filed by the Borrowers.

(c)           Engage in any “prohibited transactions” or “reportable events” (respectively as described in ERISA).

(d)           Engage in, or commit, any act such that a tax or penalty could be imposed on account thereof pursuant to ERISA.

(e)           Accumulate any material funding deficiency within the meaning of ERISA.

(f)            Terminate any Employee Benefit Plan such that a lien could be asserted of the Borrowers on account thereof pursuant to ERISA.

(g)           Be a member of, contribute to, or have any obligation under any Employee Benefit Plan which is a multiemployer plan within the meaning of Section 4001 (a) of ERISA.

5-15.        Hazardous Materials.

(a)           The Borrowers have never:

(i)            Been legally responsible for any release or threat of release of any Hazardous Material.

(ii)           Received notification of any release or threat of release of any Hazardous Material from any site or vessel occupied or operated by the Borrowers and/or of the incurrence of any expense or loss in connection with the assessment, containment, or removal of any release or threat of release of any Hazardous Material from any such site or vessel.

(b)           The Borrowers shall:

(i)            Dispose of any Hazardous Material only in compliance with all Environmental Laws and except as set forth on EXHIBIT 5-1 5 (b) (ii) hereof.

(ii)           Not store on any site or vessel occupied or operated by the Borrowers and not transport or arrange for the transport of any Hazardous Material, except if such storage or transport is in the ordinary course of the Borrowers’ business and is in compliance with all Environmental Laws.

(c)           The Borrowers shall provide the Lender with written notice upon the Borrowers’ obtaining knowledge of any incurrence of any expense or loss by any governmental authority or other Person in connection with the assessment, containment, or removal of any Hazardous Material, for which expense or loss the Borrowers may be liable.

5-16.        Litigation.  There is not presently pending or threatened by or against the Borrowers any suit, action, proceeding, or investigation which, if determined adversely to the Borrowers, would have a material adverse effect upon the Borrowers’ financial condition or ability to conduct its business as such business is presently conducted or is contemplated to be conducted in the foreseeable future.

5-17.        Dividends or Investments.  Except as otherwise provided in the Business Plan, the Borrowers shall not:

(a)           Pay any cash dividend or make any other distribution in respect of any class of the Borrowers’ capital stock.

(b)           Own, redeem, retire, purchase, or acquire any of the Borrowers’ capital stock.

(c)           Invest in or purchase any stock or securities or rights to purchase any stock or securities of any corporation or other entity.

(d)           Merge or consolidate or be merged or consolidated with or into any other corporation or other entity without the prior written consent of the Lender, which consent shall not be unreasonably withheld or delayed if the proposed merger is with iParty Corp.

(e)           Consolidate any of the Borrowers’ operations with those of any other corporation or other entity.

(f)            Organize or create any Related Entity that is a subsidiary.

(g)           Subordinate any debts or obligations owed to the Borrowers by any third party to any other debts owed by such third party to any other Person.

The foregoing notwithstanding, in the event that all Indebtedness has been paid in full and Borrowers submit to Lender a new Business Plan which sets forth any proposed dividends and such Business Plan is reasonably satisfactory to Lender and such dividends will not have a material adverse effect on Borrowers’ remaining working capital, Borrowers may pay the dividends as set forth in the new Business Plan.

5-18.        Loans.  The Borrowers shall not make any loans or advances to, nor acquire the Indebtedness of, any Person, provided, however, the foregoing does not prohibit any of the following:

(a)           Advance payments made to the Borrowers’ suppliers in the ordinary course.

(b)           Loans, advances and other intercompany transactions between the Borrowers.

(c)           Advances to the Borrowers’ officers, employees, and salespersons with respect to reasonable expenses to be incurred by such officers, employees, and salespersons for the benefit of the Borrowers, which expenses are properly substantiated by the Person seeking such advance and properly reimbursable by the Borrowers.

5-19.        Protection of Assets.  The Lender, in its discretion, and from time to time, (after notice to the Borrowers provided no Event of Default has occurred) may discharge any tax or Encumbrance on any of the Collateral, or take any other action that the Lender may deem necessary or desirable to repair, insure, maintain, preserve, collect, or realize upon any of the Collateral. The Lender shall not have any obligation to undertake any of the foregoing and shall have no liability on account of any action so undertaken except where there is a specific finding in a judicial proceeding (in which the Lender has had an opportunity to be heard), from which finding no further appeal is available, that the Lender had acted in actual bad faith or in a grossly negligent manner.

The Borrowers shall pay to the Lender, on demand, or the Lender, in its discretion, may add to the Loan Account, all amounts paid or incurred by the Lender pursuant to this section. The obligation of the Borrowers to pay such amounts is a Liability.

5-20.        Line of Business.  The Borrowers shall not engage in any business other than the business in which it is currently engaged or a business reasonably related thereto.

5-21.        Affiliate Transactions.  The Borrowers shall not make any payment, nor give any value to any Related Entity (other than another Borrower) except for (a) goods and services actually purchased by the Borrowers from, or sold by the Borrowers to, such Related Entity, and (b) upstream payments to iParty Corp. for (i) taxes payable based on taxable income of Borrowers on a stand-alone basis, (ii) reimbursements for executive personnel and any other such shared personnel as provided in the Business Plan, and (iii) any other service provided by iParty Corp. to the Borrowers as provided in the Business Plan, for a price which shall:

(a)           Be competitive and fully deductible as an “ordinary and necessary business expense” and/or fully depreciable under the Internal Revenue Code of 1986 and the Treasury Regulations, each as amended; and

(b)           Not differ from that which would have been charged in an arms length transaction.

5-22.        Reserved.

5-23.        Additional Assurances.

(a)           The Borrowers are not the owner of, nor have they any interest in, any property or asset which, immediately upon the satisfaction of the conditions precedent to the effectiveness of the credit facility contemplated hereby (Article 4) will not be subject to a perfected security interest in favor of the Lender (subject only to those Encumbrances (if any) described on EXHIBIT 5-5, annexed hereto) to secure the Liabilities.

(b)           The Borrowers will not hereafter acquire any asset or any interest in property which is not, immediately upon such acquisition, subject to such a perfected security interest in favor of the Lender to secure the Liabilities (subject only to Encumbrances (if any) permitted pursuant to Section 5-5, above).

(c)           The Borrowers shall execute and deliver to the Lender such instruments, documents, and papers, and shall do all such things from time to time hereafter as the Lender may reasonably request to carry into effect the provisions and intent of this Agreement; to protect and perfect the Lender’s security interests in the Collateral; and to comply with all applicable statutes and laws, and facilitate the collection of any Receivables Collateral. The Borrowers shall execute all such instruments as may be reasonably required by the Lender with respect to the recordation and/or perfection of the security interests created herein.

(d)           A carbon, photographic, or other reproduction of this Agreement or of any financing statement or other instrument executed pursuant to this Section 5-23 shall be sufficient for filing to perfect the security interests granted herein.

5-24.        Adequacy of Disclosure.

(a)           All financial statements of the Borrowers furnished to the Lender by the Borrowers have been prepared in accordance with GAAP consistently applied and present fairly the condition of the Borrowers at the dates thereof and the results of operations and cash flows for the period(s) covered (except that interim financial statements may not include footnotes and are subject to year end audit and other customary adjustments). There has been no change in the financial condition, results of operations, or cash flows of the Borrowers since the date(s) of such financial statements, other than changes in the ordinary course of business, which changes have not been materially adverse, either singularly or in the aggregate.

(b)           The Borrowers do not have any contingent obligations or obligation under any Lease or Capital lease which is not noted in the Borrowers’ financial statements furnished to the Lender prior to the execution of this Agreement.

(c)           No document, instrument, agreement, or paper now or hereafter given the Lender by or on behalf of the Borrowers or any guarantor of the Liabilities in connection with the execution of this Agreement by the Lender contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements therein not misleading. There is no fact known to the Borrowers which has, or which, in the foreseeable future could have, a material adverse effect on the financial condition of the Borrowers or any such guarantor which has not been disclosed in writing to the Lender.

5-25.        No Material Adverse Change.  There has not been a Material Adverse Change.

5-26.        Other Covenants.  The Borrowers shall not indirectly do or cause to be done any act which, if done directly by the Borrowers, would breach any covenant contained in this Agreement.

5-27.        Goods in Possession of Bailee.  If any goods are at any time in the possession of a bailee, Borrowers shall promptly notify Lender thereof and, if requested by Lender, shall promptly obtain an acknowledgement from the bailee, in form and substance reasonably satisfactory to Lender, that the bailee holds such Collateral for the benefit of Lender and shall act upon the instructions of Lender, without the further consent of Borrowers. Lender agrees with Borrowers that Lender shall not give any such instructions unless an Event of Default has occurred and is continuing or would occur after taking into account any action by Borrowers with respect to the bailee.

5-28.        Letters of Credit.  If Borrowers are at any time a beneficiary under a letter of credit now or hereafter issued in favor of Borrowers, Borrowers shall promptly notify Lender thereof and, at the request and option of Lender, Borrowers shall, pursuant to an agreement in form and substance reasonably satisfactory to Lender, either (a) arrange for the issuer and any confirmer of such letter of credit, or (b) arrange for Lender to become the transferee beneficiary of the letter of credit, with Lender agreeing, in each case, that the proceeds of any drawing under the letter of credit are to be applied in the same manner as any other payment on an Account.

5-29.        Commercial Tort Claims.  If Borrowers shall at any time hold or acquire a commercial tort claim, Borrowers shall immediately notify Lender in a writing signed by

Borrowers of the brief details thereof and grant to Lender in such writing a security interest therein, and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Lender.

5-30.        Changes in Legal Status.  No Borrower shall (a) change its name, its place of business or, if more than one, chief executive office, or its mailing address or organizational identification number if it has one, or (b) change its type of organization, jurisdiction or organization or other legal structure; without providing thirty (30) days’ prior written notice to Lender in each case. If any Borrower does not have an organizational identification number and later obtains one, such Borrower shall forthwith notify the Lender of such organizational identification number.

5-31.        Supply Agreement.  No party to the Supply Agreement is in default or violation of the Supply Agreement, and the Supply Agreement is, and shall at all times remain, in full force and effect.

ARTICLE 6 - USE AND COLLECTION OF COLLATERAL

6-1.          Use of Inventory Collateral.

(a)           Except as otherwise provided in Section 5-4(f) herein, the Borrowers shall not engage in any sale of the Inventory other than for fair consideration in the conduct of the Borrowers’ business in the ordinary course and shall not engage in sales or other dispositions to creditors; sales or other dispositions in bulk; and any use of any of the Inventory in breach of any provision of this Agreement.

(b)           No sale of Inventory shall be on consignment, approval, or under any other circumstances such that, with the exception of the Borrowers’ customary return policy applicable to the return of Inventory purchased by the Borrowers’ retail customers in the ordinary course, such Inventory may be returned to the Borrowers without the consent of the Lender.

6-2.          Inventory Quality.  All Inventory now owned or hereafter acquired by the Borrowers are and will be of good and merchantable quality and free from defects (other than defects within customary trade tolerances).

6-3.          Adjustments and Allowances.  The Borrowers may grant such allowances or other adjustments to the Borrowers’ Account Debtors (exclusive of extending the time for payment of any Account or Account Receivable, which shall not be done without first obtaining the Lender’s prior written consent in each instance) as the Borrowers may reasonably deem to accord with sound business practice, provided, however, the authority granted the Borrowers pursuant to this Section 6-3 may be limited or terminated by the Lender at any time in the Lender’s discretion after and during an Event of Default.

6-4.          Validity of Accounts.

(a)           The amount of each Account shown on the books, records, and invoices of the Borrowers represented as owing by each Account Debtor is and will be the correct amount actually owing by such Account Debtor and shall have been fully earned by performance by the Borrowers.

(b)           The Borrowers have no knowledge of any impairment of the validity or collectibility of any of the Accounts and shall notify the Lender of any such fact immediately after Borrowers become aware of any such impairment.

(c)           Except for any security deposit under any of the Borrowers’ lease arrangements, the Borrowers shall not post any bond to secure the Borrowers performance under any agreement to which the Borrowers are a party nor cause any surety, guarantor, or other third party obligee to become liable to perform any obligation of the Borrowers (other than to the Lender) in the event of the Borrowers’ failure so to perform.

6-5.          Notification to Account Debtors.  The Lender shall have the right at any time after the occurrence and during the continuance of an Event of Default to notify any of the Borrowers’ Account Debtors to make payment directly to the Lender and to collect all amounts due on account of the Collateral.

ARTICLE 7 - CASH MANAGEMENT

7-1.          Depository Accounts.

(a)           Annexed hereto as EXHIBIT 7-1 is a Schedule of all present DDA’s, which Schedule includes, with respect to each depository (i) the name and address of that depository; (ii) the account number(s) of the account(s) maintained with such depository; (iii) a contact Person at such depository; and (iv) the telephone number of the contact Person.

(b)           The Borrowers shall, as a condition to the effectiveness of this Agreement:

(i)            Establish an account for the benefit of and under the control of, Lender into which all Receipts shall be deposited (the “Blocked Account”)

(ii)           Deliver to Lender proof of the mailing, to each depository institution with which any DDA is maintained (other than the Funding Account or any Local DDA) of notification (in form satisfactory to the Lender) of the Lender’s interest in such DDA. In the event that the Borrowers shall receive notice that any depository at which a DDA is maintained, refuses to accept and comply with the notifications delivered by the Borrowers to such depository institution of the Lender’s interest in such DDA, Borrowers will immediately close all DDAs maintained with such depository institution and establish new DDAs with depository institutions which accept and agree to such notifications.

(iii)          Deliver to Lender an agreement (in form satisfactory to the Lender) with any depository institution at which a Blocked Account is maintained.

(c)           The Borrowers will not establish any DDA hereafter (other than a Local DDA) unless Borrowers, contemporaneous with such establishment, the Borrowers deliver to the Lender proof of mailing to any such institution, a notification (in form satisfactory to the Lender) of the Lender’s interest in such DDA.

(d)           The Borrowers will establish and maintain separate accounts exclusively for purposes of payroll and payroll tax deposits and payments.

7-2.          Credit Card Receipts.

(a)           Annexed hereto as EXHIBIT 7-2, is a Schedule which describes all Credit Card Processors, which term shall include any “instant credit” providers and any other arrangements to which the Borrowers are a party with respect to the payment to the Borrowers of the proceeds of all credit card charges for sales by the Borrowers.

(b)           The Borrowers shall deliver to the Lender, as a condition to the effectiveness of this Agreement, proof of the mailing to each of the Credit Card Processors of a notice in form satisfactory to the Lender, which notice provides that payment of all credit card charges submitted by the Borrowers to that Credit Card Processor payable to the Borrowers by such Credit Card Processor shall be directed to the Blocked Account. Borrowers shall obtain and deliver to Lender the acknowledgment and consent of any Credit Card Processor to the terms of such notice. The Borrowers shall not change such direction or designation except upon and with the prior written consent of the Lender.

7-3.          The Concentration Account, the Blocked Account and the Funding Accounts.

(a)           The following accounts have been or will be established (and are so referred to herein):

(i)            The Concentration Account: Established by the Lender with The Chase Manhattan Bank, N.A.

(ii)           The Funding Account: Has been established by Borrowers with Sovereign Bank.

(iii)          The Blocked Account: Has been established by Borrowers with Sovereign Bank.

(b)           The contents of all DDA’s and the Blocked Account constitute Collateral and Proceeds of Collateral.

(c)           The Borrowers shall pay all fees and charges of, and maintain such impressed balances as may be required by the Lender or by any bank in which any account is opened as required hereby (even if such account is opened by the Lender).

7-4.          Proceeds and Collection of Accounts.

(a)           All Receipts constitute Collateral and proceeds of Collateral and shall be held in trust by the Borrowers for the Lender; shall not be commingled with any of the Borrowers’ other funds; and shall be deposited and/or transferred only to the Blocked Account.

(b)           The Borrowers shall cause the ACH or wire transfer to the Blocked Account, no less frequently than twice per week and daily following the occurrence and during the continuance of an Event of Default (whether or not there is then an outstanding balance in the Loan Account) of:

(i)            The then contents of each DDA (other than (A) any Local DDA and (B) the Funding Account), each such transfer to be net of any minimum balance, not to exceed Five Thousand ($5,000) Dollars maintained in the subject DDA by the bank at which such DDA is maintained.

(ii)           The proceeds of all credit card charges not otherwise provided for pursuant hereto.

Telephone advice (confirmed by written notice) shall be provided to the Lender on each Banking Day on which any such transfer is made.

(c)           Whether or not any Liabilities are then outstanding, the Borrowers shall cause the ACH or wire transfer to the Concentration Account, no less frequently than daily, of the entire previous day’s closing collected balance of the Blocked Account.

The foregoing notwithstanding, if there are no Liabilities outstanding and Borrowers do not anticipate requesting loans or advances under the Revolving Credit for a substantial period of time, Borrowers may request that the requirement that all collected balances in the Blocked Account be ACH or wire transferred to the Concentration Account be waived. In the event that Lender consents to the foregoing request, then, provided that no Suspension Event of Event of Default is then is existence, Lender shall direct the Blocked Account to the Funding Account (such arrangements to be hereinafter referred to as “Alternative Sweep Arrangements”). Lender’s obligation to notify the Blocked Account Bank to engage the Alternative Sweep Arrangements is further subject to and condition upon Lender’s receipt of written authorization of the Borrowers, certified to the Lender by the President or other authorized signatory of the Borrowers. Lender shall not be responsible for any failure of the Blocked Account Bank to implement its instructions under this Alternative Sweep Arrangement. As further conditions to any advance by the Lender at any time after the Alternative Sweep Arrangements have been engaged hereunder, the Borrowers shall provide to Lender written notice of its intent to borrower at least thirty (30) days in advance of any borrowing request, and Lender shall have received from the Blocked Account, written acknowledgment of and agreement to the Lender’s instructions to transfer all funds in the Blocked Account to the Concentration Account in accordance with the agreement described in Section 7-1 (b)(ii) hereof.

(d)           In the event that, notwithstanding the provisions of this Section 7-4, the Borrowers receive or otherwise have dominion and control of any Receipts, or any proceeds or collections of any Collateral, such Receipts, proceeds, and collections shall be held in trust by the Borrowers for the Lender and shall not be commingled with any of the Borrowers’ other funds or deposited in any account of the Borrowers other than as instructed by the Lender. The foregoing notwithstanding, nothing herein shall prevent the Borrowers from maintaining a “bank” in its store registers.

7-5.          Payment of Liabilities.

(a)           On each Banking Day, upon receipt by Lender, the Lender may apply towards the Liabilities, the then collected balance of the Concentration Account (net of fees charged, and of such impressed balances as may be required by the bank at which the Concentration Account is maintained), provided, however, for purposes of the calculation of interest on the unpaid principal balance of the Loan Account, such payment shall be deemed to have been made one (1) Banking Day after such transfer, provided, however, if no Liabilities are outstanding, then any amounts contained in the Concentration Account shall then be transferred immediately to the Funding Account.

(b)           The Lender shall transfer to the Funding Account any surplus in excess of the Liabilities in the Concentration Account (attributable to Borrowers) remaining after the application towards the Liabilities referred to in Section 7-5( a), above (less those amounts which are to be netted out, as provided therein) provided, however, in the event that both (i) a Suspension Event has occurred and (ii) one or more L/C’s are then outstanding, the Lender may establish a funded reserve of up to one hundred ten (110%) percent of the aggregate Stated Amounts of such L/C’s.

7-6.          The Funding Account.  All checks shall be drawn by the Borrowers upon, and other disbursements made by the Borrowers solely from, the Funding Account.

7-7.          Capital Infusions, Etc.  The proceeds of any investment in the Borrowers from any source, including without limitation, proceeds of the issuance or sale of any capital stock or debt instruments, shall be deposited by the purchaser thereof directly into the Blocked Account. In addition, any funds received by Borrowers other than from ordinary business operations, including without limitation, tax refunds, insurance or condemnation proceeds or damage awards, shall be deposited directly into the Blocked Account.

ARTICLE 8 - LENDER AS BORROWER’S ATTORNEY-IN-FACT

8-1.          Appointment as Attorney-In-Fact.  The Borrowers hereby irrevocably constitute and appoint the Lender as the Borrowers’ true and lawful attorney, with full power of substitution, to convert the Collateral into cash at the sole risk, cost, and expense of the Borrowers, but for the sole benefit of the Lender. The rights and powers granted the Lender by this appointment shall be exercisable by the Lender only after the occurrence and during the continuance of an Event of Default and include but are not limited to the right and power to:

(a)           Prosecute, defend, compromise, or release any action relating to the Collateral.

(b)           Sign change of address forms to change the address to which the Borrowers’ mail is to be sent to such address as the Lender shall designate; receive and open the Borrowers’ mail; remove any Receivables Collateral and Proceeds of Collateral therefrom and turn over the balance of such mail either to the Borrowers or to any trustee in bankruptcy, receiver, assignee for the benefit of creditors of the Borrowers, or other legal representative of the Borrowers whom the Lender determines to be the appropriate Person to whom to so turn over such mail.

(c)           Endorse the name of the Borrowers in favor of the Lender upon any and all checks, drafts, notes, acceptances, or other items or instruments; sign and endorse the name of the Borrowers on, and receive as secured party, any of the Collateral, any invoices, schedules of Collateral, freight or express receipts, or bills of lading, storage receipts, warehouse receipts, or other documents of title respectively relating to the Collateral.

(d)           Sign the name of the Borrowers on any notice to the Borrowers’ Account Debtors or verification of the Receivables Collateral; sign the Borrowers’ name on any Proof of Claim in Bankruptcy against Account Debtors, and on notices of lien, claims of mechanic’s liens, or assignments or releases of mechanic’s liens securing the Accounts.

(e)           Take all such action as may be necessary to obtain the payment of any letter of credit and/or banker’s acceptance of which the Borrowers are a beneficiary.

(f)            Repair, manufacture, assemble, complete, package, deliver, alter or supply goods, if any, necessary to fulfill in whole or in part the purchase order of any customer of the Borrowers.

(g)           Use, license or transfer any or all General Intangibles of the Borrowers.

(h)           Sign and file or record any financing or other statements in order to perfect or protect the Lender’s security interest in the Collateral.

8-2.          No Obligation to Act.  The Lender shall not be obligated to do any of the acts or to exercise any of the powers authorized by Section 8-1 herein, but if the Lender elects to do any such act or to exercise any of such powers, it shall not be accountable for more than it actually receives as a result of such exercise of power, and shall not be responsible to the Borrowers for any act or omission to act except for any act or omission to act as to which there is a final determination made in a judicial proceeding (in which proceeding the Lender has had an opportunity to be heard) which determination includes a specific finding that the subject act or omission to act had been grossly negligent or in actual bad faith.

ARTICLE 9 - FINANCIAL AND OTHER REPORTING REQUIREMENTS/FINANCIAL COVENANTS

9-1.          Maintain Records.  The Borrowers shall:

(a)           At all times, keep proper books of account, in which full, true, and accurate entries shall be made of all of the Borrowers’ transactions, all in accordance with GAAP applied consistently with prior periods to fairly reflect the financial condition of the Borrowers at the close of, and its results of operations for, the periods in question.

(b)           Timely provide the Lender with those financial reports, statements, and schedules required by this Article 9 or otherwise, each of which reports, statements and schedules shall be prepared, to the extent applicable, in accordance with GAAP applied consistently with prior periods to fairly reflect the financial condition of the Borrowers at the close of, and its results of operations for, the period(s) covered therein.

(c)           At all times, keep accurate current records of the Collateral including, without limitation, accurate current stock, cost, and sales records of its Inventory, accurately and sufficiently itemizing and describing the kinds, types, and quantities of Inventory and the cost and selling prices thereof

(d)           At all times, retain independent certified public accountants who are reasonably satisfactory to the Lender and instruct such accountants to fully cooperate with, and be available to, the Lender to discuss the Borrowers’ financial performance, financial condition, operating results, controls, and such other matters, within the scope of the retention of such accountants, as may be raised by the Lender. The Lender acknowledges that Ernst & Young, LLP, are acceptable independent certified public accountants.

(e)           Not change the Borrowers’ fiscal year.

(f)            Not change taxpayer identification number of the Borrowers.

9-2.          Access to Records.

(a)           The Borrowers shall accord the Lender and the Lender’s representatives with access from time to time as the Lender and such representatives may reasonably require to all properties owned by or over which the Borrowers have control, upon reasonable notice and in a manner which does not unreasonably interfere with the use and conduct of the Borrowers’ business (provided no notice shall be required upon the occurrence of an Event of Default). The Lender and the Lender’s representatives shall have the right, and the Borrowers will permit the Lender and such representatives from time to time as the Lender and such representatives may reasonably request, upon reasonable notice and in a manner which does not unreasonably interfere with the use and conduct of the Borrowers’ business (provided no notice shall be required after the occurrence of an Event of Default) request, to examine, inspect, copy, and make extracts from any and all of the Borrowers’ books, records, electronically stored data, papers, and files. The Borrowers shall make all of the Borrowers’ copying facilities available to the Lender.

(b)           The Borrowers hereby authorize the Lender and the Lender’s representatives to:

(i)            Inspect, copy, duplicate, review, cause to be reduced to hard copy, run off, draw off, and otherwise use any and all computer or electronically stored information or data which relate to the Borrowers, or any service bureau, contractor, accountant, or other Person, and directs any such service bureau, contractor, accountant, or other Person fully to cooperate with the Lender and the Lender’s representatives with respect thereto.

(ii)           Verify at any time the Collateral or any portion thereof, including verification with Account Debtors, and/or with the Borrowers’ computer billing companies, collection agencies, and accountants and to sign the name of the Borrowers on any notice to the Borrowers’ Account Debtors or verification of the Collateral.

(c)           The Lender shall treat all such information as confidential, except to the extent necessary for the Lender to enforce its rights under this Agreement and any agreements executed in connection herewith.

9-3.          Immediate Notice to Lender.

(a)           The Borrowers shall provide the Lender with written notice immediately upon the occurrence of any of the following events, which written notice shall be with reasonable particularity as to the facts and circumstances in respect of which such notice is being given:

(i)            Within five (5) days after any change in the Borrowers’ Executive Officers.

(ii)           Within five (5) days after the completion of any physical count of the Borrowers’ Inventory (together with a copy of the certified or such other results as may then be available thereof).

(iii)          Any ceasing of the Borrowers’ making of payment, in the ordinary course, to any of its creditors (excluding the ceasing of the making of such payments on account of a bona fide dispute with a creditor not in excess of Fifty Thousand ($50,000) Dollars).

(iv)          Any failure by the Borrowers to pay rent at any of the Borrowers’ locations, which failure continues for more than three (3) days following the day on which such rent first came due. If Borrowers have any dispute with any Landlord with respect to rent payable or other matters, Borrowers shall give Lender written notice of said dispute.

(v)           Any failure by Borrowers to pay trade liabilities or other expense liabilities in accordance with their past business practices.

(vi)          Any Material Adverse Change in the business, operations, or financial affairs of the Borrowers.

(vii)         The occurrence of any Suspension Event.

(viii)        Any decision on the part of the Borrowers to discharge the Borrowers’ present independent accountants or any withdrawal or resignation by such independent accountants from their acting in such capacity (as to which, see Subsection 9-1 (d)).

(ix)           Within five (5) days of learning of any litigation which, if determined adversely to the Borrowers, might have a material adverse effect on the financial condition of the Borrowers.

(x)            Within five (5) days of the reduction by any of Borrowers’ material vendors in the amount of trade credit or terms provided by such vendor to Borrowers on the date of execution hereof.

(xi)           The engagement or employment by the Borrowers of any bankruptcy, restructuring or “turn-around” professionals.

(b)           The Borrowers shall:

(i)            Except to the extent available on EDGAR, provide the Lender,

when so distributed, with copies of any materials distributed to the shareholders of the Borrowers (qua such shareholders).

(ii)           Add the Lender as an addressee on all mailing lists maintained by or for the Borrowers.

(iii)          At the request of the Lender, from time to time, provide the Lender with copies of all advertising (including copies of all print advertising and duplicate tapes of all video and radio such advertising).

(iv)          Provide the Lender, within five (5) days of receipt by the Borrowers, with a copy of any management letter or similar communications from any accountant of the Borrowers.

9-4.          Borrowing Base Certificate.  The Borrowers shall provide the Lender, daily, with a Borrowing Base Certificate (in the form of EXHIBIT 9-4 annexed hereto, as such form may be revised from time to time by the Lender). Such Certificate may be sent to the Lender by facsimile transmission, provided that the original thereof is forwarded to the Lender on the date of such transmission at its request. No adjustments to the Borrowing Base Certificate may be made without support documentation and such other documentation as may be requested by Lender from time to time.

9-5.          Weekly Reports.  Weekly, not later than Wednesday for the immediately preceding fiscal week:

See EXHIBIT 9-R.

In the event that Availability equals Two Hundred Fifty Thousand ($250,000) Dollars or less for seven (7) consecutive days, then Borrowers shall provide Lender with weekly cash flow reports in form and content satisfactory to Lender.

9-6.          Monthly Reports.

(a)           Monthly, the Borrowers shall provide the Lender with original counterparts of (each in such form as the Lender from time to time may specify):

(i)            Within fifteen (15) days of the end of the previous month:

See EXHIBIT 9-R

(ii)                                  Within thirty (30) days of the end of the previous month:

See EXHIBIT 9-R

9-7.          Annual Reports.

(a)           In addition to the monthly reports required under Article 9-6, annually, within ninety (90) days following the end of the Borrowers’ fiscal year, the Borrowers shall furnish the Lender with an original signed counterpart of the Borrowers’ annual financial statement, which statement shall have been prepared by, and bearing the unqualified opinion of, the Borrowers’ independent certified public accountants (i.e. said statement shall be” certified” by such accountants). Such annual statement shall include, at a minimum (with comparative information for the then prior fiscal year) a balance sheet, income statement, statement of changes in shareholders’ equity, and cash flows.

(b)           Each annual statement shall be accompanied by such accountant’s certificate indicating that to the best knowledge of such accountant, no event has occurred which is or which, solely with the passage of time or the giving of notice (or both) would be, an Event of Default.

(c)           Borrowers shall provide interim draft (subject to year end audit and similar adjustments) annual financial statements (inclusive of subsequent periods, until year end statements are delivered) within forty-five (45) days of each year end.

9-8.          Officer’s Certificates.  The Borrowers shall cause the Borrowers’ President and Chief Financial Officer respectively to provide such Person’s Certificate with those monthly, quarterly, and annual statements to be furnished pursuant to this Agreement, which Certificate shall:

(a)           Indicate that the subject statement was prepared in accordance with GAAP consistently applied, and presents fairly the financial condition of the Borrowers at the close of, and the results of the Borrowers’ operations and cash flows for, the period(s) covered, subject, however (with the exception of the Certificate which accompanies such annual statement) to usual year end adjustments.

(b)           Indicate either that (i) no Suspension Event has occurred or (ii) if such an event has occurred, its nature (in reasonable detail) and the steps (if any) being taken or contemplated by the Borrowers to be taken on account thereof.

(c)           Include calculations concerning the Borrowers’ compliance (or failure to comply) at the date of the subject statement with each of the financial performance covenants included in Section 9-12, below.

(d)           Indicate that all taxes (broken down by type and taxing authority) have or have not been paid.

(e)           Indicate that all rent and additional rent (broken down by store location) due pursuant to any store lease have or have not been paid.

9-9.          Inventories, Appraisals, and Audits.

(a)           The Lender, at the expense of the Borrowers, may participate in and/or observe each physical count and/or inventory of so much of the Collateral as consists of Inventory which is undertaken on behalf of the Borrowers.

(b)           Upon the Lender’s request from time to time after reasonable notice (except after the occurrence of an Event of Default), the Borrowers shall obtain, or shall permit the Lender to obtain (in all events, at the Borrowers’ expense) financial or SKU based physical counts and/or inventories of the Collateral, conducted by such inventory takers as are satisfactory to the Lender and following such methodology as may be required by the Lender, each of which physical counts and/or financial or SKU based inventories shall be observed by the Borrowers’ accountants. The Lender will require the Borrowers to conduct one (1) such count and/or inventory during each twelve (12) month period during which this Agreement is in effect, but in its discretion, may undertake additional such counts or inventories during such period. The draft or unaudited results of all inventories or counts shall be furnished to Lender immediately thereafter and final, reconciled results within fifteen (15) days of the taking of such inventories or counts. The Lender reserves the right to seek directly unaudited or draft results from such inventory takers.

(c)           Upon the Lender’s request from time to time, the Borrowers shall permit the Lender to obtain appraisals (in all events, at the Borrowers’ expense) conducted by such appraisers as are satisfactory to the Lender with such frequency as set forth in the Appraisal/Audit Grid. In its discretion, the Lender may obtain such additional appraisals (provided, however, absent an Event of Default, such additional appraisals shall be at Lender’s expense and, following the occurrence of an Event of Default, such additional appraisals shall be at Borrowers’ expense.

(d)           The Lender contemplates conducting commercial finance audits (in each event, at the Borrowers’ expense) of the Borrowers’ books and records with such frequency as set forth in the Appraisal/Audit Grid. In its discretion the Lender may undertake such additional audits (provided, however, absent an Event of Default, such additional audits shall be at the Lender’s expense; however, following the occurrence of an Event of Default, such additional audits shall be at Borrowers’ expense). The current audit fees for a field examination conducted by the Lender are Eight Hundred ($800) Dollars per man, per day, plus expenses. The Borrowers acknowledge that the Lender may conduct a field examination within ninety (90) days of the date hereof.

(e)           In the event that Borrowers do not undertake “mystery shopping” (so-called) and share the results of the same with Lender, Lender from time to time (in all events, at the Borrowers’ expense) may undertake “mystery shopping” (so-called) visits to all or any of the Borrowers’ business premises. The Lender shall provide the Borrowers with a copy of any non-company confidential results of such mystery shopping upon Borrowers’ written request.

9-10.        Additional Financial Information.

(a)           In addition to all other information required to be provided pursuant to this Article 9, the Borrowers promptly shall provide the Lender with such other and additional information concerning the Borrowers and any guarantor of the Liabilities, the Collateral, the operation of the Borrowers’ business, and the Borrowers’ financial condition, including original counterparts of financial reports and statements, as the Lender may from time to time reasonably request from the Borrowers.

(b)           The Borrowers have provided the Lender with its current Business Plan, a copy of which is annexed hereto as EXHIBIT 9-10. The Borrowers may provide the Lender, from time to time hereafter, with updated Business Plans. In all events, the Borrowers, not later than thirty (30) days prior to the end of each of the Borrowers’ fiscal years, shall furnish the Lender with an updated and extended Business Plan which shall go out at least through the end of the then next fiscal year. Borrowers may also provide further updated Business Plans during any such fiscal year. In each event, such updated and extended Business Plans shall be prepared pursuant to a methodology and shall include such assumptions as are satisfactory to the Lender. Routinely throughout the year, the Lender, following the receipt of any of such revised forecast which reflects material adverse business performance, may, but shall not be under any obligation to, revise the financial performance covenants included on EXHIBIT 9-11, annexed hereto.

9-11.        Financial Performance and Inventory Covenants.  The Borrowers shall observe and comply with those financial performance and inventory covenants set forth on EXHIBIT 9-11 annexed hereto.

9-12.        Electronic Reporting.  At Lender’s option all information and reports required to be supplied to Lender by Borrowers shall be transmitted electronically pursuant to an electronic transmitting reporting system and shall be in a record layout format designated by Lender from time to time.

ARTICLE 10 - EVENTS OF DEFAULT

The occurrence of any event described in this Article 10 respectively shall constitute an “Event of Default” herein. Upon the occurrence of any Event of Default described in Section 10-11, any and all Liabilities shall become due and payable without any further act on the part of the Lender. Upon the occurrence of any other Event of Default, any and all Liabilities shall become immediately due and payable, at the option of the Lender upon notice to Borrower. The occurrence of any Event of Default shall also constitute a default under all other agreements between the Lender and the Borrowers and instruments and papers given the Lender by the Borrowers, whether such agreements, instruments, or papers now exist or hereafter arise.

10-1.        Failure to Pay Revolving Credit.  The failure by the Borrowers to pay any amount when due under the Revolving Credit.

10-2.        Failure To Make Other Payments.  The failure by the Borrowers to pay when due (or upon demand, if payable on demand) any payment Liability other than under the Revolving Credit which failure is not cured within one (1) day after the Borrowers are given notice thereof.

10-3.        Failure to Perform Covenant or Liability (No Grace Period).  The failure by the Borrowers to promptly, punctually, faithfully and timely perform, discharge, or comply with any covenant or Liability not otherwise described in section 10-1 or section 10-2, above, and included in any of the following provisions hereof:

Section	Relates to:
5-4	Location of Collateral
5-5	Title to Assets
5-6	Indebtedness
5-7	Insurance Policies
5-12	Pay Taxes

5-21	Affiliate Transactions
5-23	Additional Assurances
Article 7	Cash Management
Article 9	Financial Reporting Requirements and Financial Covenants

The foregoing notwithstanding, in the event an involuntary lien is placed on the Collateral, the Borrowers shall have a thirty (30) day period within which to obtain the release thereof (provided such lien is not prior to the Lender’s lien on such Collateral).

10-4.        Failure to Perform Covenant or Liability (Grace Period).  The failure by the Borrowers to promptly, punctually and faithfully perform, or observe any term, covenant or agreement on its part to be performed or observed pursuant to any of the provisions of this Agreement, other than those described in Sections 10-1, 10-2 or 10-3, or in any other agreement with Lender which is not remedied within the earlier of ten (10) days after (i) notice thereof by Lender to Borrowers, or (ii) the date Borrowers were required to give notice to Lender pursuant to Section 9-3(a)(vi) hereof.

10-5.        Misrepresentation.  The good faith determination by the Lender that any representation or warranty at any time made by any Borrower to the Lender was not true or complete in all material respects when given.

10-6.        Acceleration of Other Debt. Breach of Lease.  The occurrence of any event such that any Indebtedness of any Borrower to any creditor other than the Lender is accelerated or, without the consent of such Borrower, any Lease is breached and terminated.

10-7.        Default Under Other Agreements.  The occurrence of any breach or default under any agreement between the Lender and the Borrowers or instrument or paper given the Lender by the Borrowers, whether such agreement, instrument, or paper now exists or hereafter arises, continuing beyond any applicable cure or grace period thereunder, (notwithstanding that the Lender may not have exercised its rights upon default under any such other agreement, instrument or paper).

10-8.        Casualty Loss, Non-Ordinary Course Sales.  The occurrence of any (a) uninsured loss, theft, damage, or destruction of or to any material portion of the Collateral, or (b) sale (other than sales in the ordinary course of business or otherwise permitted hereunder) of any material portion of the Collateral.

10-9.        Judgment, Restraint of Business.

(a)           The service of process upon the Lender or any Participant seeking to attach, by trustee, mesne, or other process, any of the Borrower’s funds on deposit with, or assets of any Borrower in the possession of, the Lender or such Participant.

(b)           The entry of any judgment against any Borrower, which judgment is not satisfied (if a money judgment) or appealed from (with execution or similar process stayed) within fifteen (15) days of its entry.

(c)           The entry of any order or the imposition of any other process having the force of law, the effect of which is to restrain in any material way the conduct by any Borrower of its business in the ordinary course.

10-10.      Business Failure.  Any act by, against, or relating to any Borrower, or its property or assets, which act constitutes the application for, consent to, or sufferance of the appointment of a receiver, trustee, or other Person, pursuant to court action or otherwise, over all, or any part of such Borrower’s property; the granting of any trust mortgage or execution of an assignment for the benefit of the creditors of such Borrower, or the occurrence of any other voluntary or involuntary liquidation or extension of debt agreement for such Borrower; or the offering by or entering into by such Borrower of any composition, extension, or any other arrangement seeking relief from or extension of the debts of such Borrower, or the initiation of any other judicial or non-judicial proceeding or agreement by, against, or including such Borrower which seeks or intends to accomplish a reorganization or arrangement with creditors.

10-11.      Bankruptcy.  The failure by any Borrower to generally pay the debts of such Borrower as they mature; the filing of any complaint, application, or petition by or against such Borrower initiating any matter in which such Borrower is or may be granted any relief from the debts of such Borrower pursuant to the Bankruptcy Code or any other insolvency statute or procedure.

10-12.      Default by Guarantor.  The occurrence of any of the foregoing Events of Default with respect to any guarantor of the Liabilities, as if such guarantor were a “Borrower” described therein.

10-13.      Indictment - Forfeiture.  The indictment of, or institution of any legal process or proceeding against, any Borrower, or any guarantor of the Liabilities under any federal, state, municipal, and other civil or criminal statute, rule, regulation, order, or other requirement having the force of law where the relief, penalties, or remedies sought or available include the forfeiture of any property of such Borrower and/or the imposition of any stay or other order, the effect of which could be to restrain in any material way the conduct by such Borrower of its business in the ordinary course.

10-14.      Termination of Guaranty.  The termination or attempted termination of any guaranty by any guarantor of the Liabilities.

10-15.      Challenge to Loan Documents.

(a)           Any challenge by or on behalf of any Borrower or any guarantor of the Liabilities to the validity of any Loan Document or the applicability or enforceability of any Loan Document strictly in accordance with the subject Loan Document’s terms or which seeks to void, avoid, limit, or otherwise adversely affect any security interest created by or in any Loan Document or any payment made pursuant thereto.

(b)           Any determination by any court or any other judicial or government authority that any Loan Document is not enforceable strictly in accordance with the subject Loan Document’s terms or which voids, avoids, limits, or otherwise adversely affects any security interest created by any Loan Document or any payment made pursuant thereto.

10-16.      Executive Management.  The death, disability, or failure of Salvatore Perisano (unless replaced by an individual or individuals reasonably satisfactory to Lender) at any time to exercise that authority and discharge those management responsibilities with respect to the Borrowers as are exercised and discharged by Salvatore Perisano at the execution of this Agreement.

10-17.      Change in Control.  Any change in the ownership of the capital stock of iParty Retail Stores Corp. or if Salvatore Perisano (unless replaced by an individual or individuals reasonably satisfactory to Lender) fails to remain as Chairman of the Board of Directors or Chief Executive Officer of iParty Corp.

10-18.      Material Adverse Change.  If there is a Material Adverse Change.

10-19.      Subordinated Indebtedness.

(a)           The occurrence and continuance of any default or event of default in respect of any the Seller Note, the Term Note, the Highbridge Note or any Additional Subordinated Debt, or

(b)           The occurrence of any breach of any Subordination Agreement by any party thereto.

ARTICLE 11 - RIGHTS AND REMEDIES UPON DEFAULT

In addition to all of the rights, remedies, powers, privileges, and discretions which the Lender is provided prior to the occurrence of an Event of Default, the Lender shall have the following rights and remedies upon the occurrence of any Event of Default and at any time thereafter. No stay which otherwise might be imposed pursuant to the Bankruptcy Code or otherwise shall stay, limit, prevent, hinder, delay, restrict, or otherwise prevent the Lender’s exercise of any of such rights and remedies.

11-1.        Rights of Enforcement.  The Lender shall have all of the rights and remedies of a secured party upon default under the DCC, in addition to which the Lender shall have all and each of the following rights and remedies:

(a)           To collect the Receivables Collateral with or without the taking of possession of any of the Collateral.

(b)           To take possession of all or any portion of the Collateral.

(c)           To sell, lease, or otherwise dispose of any or all of the Collateral, in its then condition or following such preparation or processing as the Lender deems advisable and with or without the taking of possession of any of the Collateral.

(d)           To conduct one or more going out of business sales, strategic sales or other sales which include the sale or other disposition of the Collateral.

(e)           To apply the Receivables Collateral or the proceeds of the Collateral towards (but not necessarily in complete satisfaction of) the Liabilities.

(f)            To exercise all or any of the rights, remedies, powers, privileges, and discretions under all or any of the Loan Documents.

11-2.        Sale of Collateral.

(a)           Any sale or other disposition of the Collateral may be at public or private sale upon such terms and in such manner as the Lender deems advisable, having due regard to compliance with any statute or regulation which might affect, limit, or apply to the Lender’s disposition of the Collateral.

(b)           The Lender, in the exercise of the Lender’s rights and remedies upon default, may conduct one or more going out of business sales, in the Lender’s own right or by one or more agents and contractors. Such sale(s) may be conducted upon any premises owned, leased, or occupied by the Borrowers. The Lender and any such agent or contractor, in conjunction with any such sale, may augment the Inventory with other goods (all of which other goods shall remain the sole property of the Lender or such agent or contractor). Any amounts realized from the sale of such goods which constitute augmentations to the Inventory (net of an allocable share of the costs and expenses incurred in their disposition) shall be the sole property of the Lender or such agent or contractor and neither the Borrowers nor any Person claiming under or in right of the Borrowers shall have any interest therein.

(c)           Unless the Collateral is perishable or threatens to decline speedily in value, or is of a type customarily sold on a recognized market (in which event the Lender shall provide the Borrowers with such notice as may be practicable under the circumstances), the Lender shall give the Borrowers at least five (5) days prior written notice of the date, time, and place of any proposed public sale, and of the date after which any private sale or other disposition of the Collateral may be made. The Borrowers agree that such written notice shall satisfy all requirements for notice to the Borrowers which are imposed under the UCC or other applicable law with respect to the exercise of the Lender’s rights and remedies upon default.

(d)           The Lender may purchase the Collateral, or any portion of it at any sale held under this Article.

(e)           The Lender shall apply the proceeds of any exercise of the Lender’s Rights and Remedies under this Article 11 towards the Liabilities in such manner as the Lender determines.

11-3.        Occupation of Business Location.  In connection with the Lender’s exercise of the Lender’s rights under this Article 11, the Lender may enter upon, occupy, and use any premises owned or occupied by the Borrowers, and may exclude the Borrowers from such premises or portion thereof as may have been so entered upon, occupied, or used by the Lender. The Lender shall not be required to remove any of the Collateral from any such premises upon the Lender’s taking possession thereof, and may render any Collateral unusable to the Borrowers. In no event shall the Lender be liable to the Borrowers for use or occupancy by the Lender of any premises pursuant to this Article 11, nor for any charge (such as wages for the Borrowers’ employees and utilities) incurred in connection with the Lender’s exercise of the Lender’s Rights and Remedies.

11-4.        Grant of Nonexclusive License.  The Borrowers hereby grant to the Lender a royalty free nonexclusive irrevocable license to use, apply, and affix any trademark, tradename, logo, or the like in which the Borrowers now or hereafter has rights, such license being with respect to the Lender’s exercise of the rights hereunder including, without limitation, in connection with any completion of the manufacture of Inventory or sale or other disposition of Inventory.

11-5.        Assembly of Collateral.  The Lender may require the Borrowers to assemble the Collateral and make it available to the Lender at the Borrowers’ sole risk and expense at a place or places which are reasonably convenient to both the Lender and Borrowers.

11-6.        Rights and Remedies.  The rights, remedies, powers, privileges, and discretions of the Lender hereunder (herein, the “Lender’s Rights and Remedies”) shall be cumulative and not exclusive of any rights or remedies which it would otherwise have. No delay or omission by the Lender in exercising or enforcing any of the Lender’s Rights and Remedies shall operate as, or constitute, a waiver thereof. No waiver by the Lender of any Event of Default or of any default under any other agreement shall operate as a waiver of any other default hereunder or under any other agreement. No single or partial exercise of any of the Lender’s Rights or Remedies, and no express or implied agreement or transaction of whatever nature entered into between the Lender and any Person, at any time, shall preclude the other or further exercise of the Lender’s Rights and Remedies. No waiver by the Lender of any of the Lender’s Rights and Remedies on anyone occasion shall be deemed a waiver on any subsequent occasion, nor shall it be deemed a continuing waiver. All of the Lender’s Rights and Remedies and all of the Lender’s rights, remedies, powers, privileges, and discretions under any other agreement or transaction are cumulative, and not alternative or exclusive, and may be exercised by the Lender at such time or times and in such order of preference as the Lender in its sole discretion may determine. The Lender’s Rights and Remedies may be exercised without resort or regard to any other source of satisfaction of the Liabilities.

11-7.        Sales on Credit.  If the Lender sells any of the Collateral on credit, the Borrowers will be credited only with payments actually made by the purchaser of such Collateral and received by the Lender.  If the purchaser fails to pay for the Collateral, the Lender may re-sell the Collateral and the Borrowers shall be credited with the proceeds of the sale.

11-8.        Standards for Exercising Remedies.  To the extent that applicable law imposes duties on Lender to exercise remedies in a commercially reasonable manner, Borrower acknowledges and agrees that it is not commercially unreasonable for Lender (a) to fail to incur expenses reasonably deemed significant by Lender to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition, (b) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (c) to fail to exercise collection remedies against account debtors or other persons obligated on Collateral or to remove liens or encumbrances on or any adverse claims against Collateral, (d) to exercise collection remedies against account debtors and other collection specialists, (e) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (f) to contact other persons, whether or not in the same business as Borrowers, for expressions of interest in acquiring all or any portion of the

Collateral, (g) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature, (h) to dispose of the Collateral by utilizing Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or under any other agreement.  No single or partial exercise of any of the Lender’s Rights or Remedies, and no express or implied agreement or transaction of whatever nature entered into between the Lender and any Person, at any time, shall preclude the other or further exercise of the Lender’s Rights and Remedies.  No waiver by the Lender of any of the Lender’s Rights and Remedies on anyone occasion shall be deemed a waiver on any subsequent occasion, nor shall it be deemed a continuing waiver.  All of the Lender’s Rights and Remedies and all of the Lender’s rights, remedies, powers, privileges, and discretions under any other agreement or transaction are cumulative, and not alternative or exclusive, and may be exercised by the Lender at such time or times and in such order of preference as the Lender in its sole discretion may determine.  The Lender’s Rights and Remedies may be exercised without resort or regard to any other source of satisfaction of the Liabilities.

ARTICLE 12 - NOTICES

12-1.        Notice Addresses.  All notices, demands, and other communications made in respect of this Agreement (other than a request for a loan or advance or other financial accommodation under the Revolving Credit) shall be made to the following addresses, each of which may be changed upon seven (7) days written notice to all others given by certified mail, return receipt requested:

If to the Lender:	Wells Fargo Retail Finance II, LLC One Boston Place, 18th Floor Boston, MA 02108 Attention: Michele L. Ayou, Vice President Phone: (617) 854-7246 Fax: (617) 523-4029
With a copy to:	Proskauer Rose LLP One International Place Boston, MA 02110 Attention: Peter J. Antoszyk, Esq. Tel: (617) 526-9749 Fax: (617) 526-9899
If to the Borrowers:	iParty Corp. 270 Bridge Street, Suite 301 Dedham, MA 02026 Attention: Sal Perisano, CEO and atrick Farrell, President Tel: (781) 329-3952 Fax: (781) 326-7143
With a copy to:	Posternak Blankstein & Lund LLP Prudential Tower 800 Boylston Street Boston, MA 02199 Attention: Donald H. Siegel, P.C. Tel: (617) 973-6147 Fax: (617) 722-4954

12-2.        Notice Given.

(a)           Except as otherwise specifically provided herein, notices shall be deemed made and correspondence received, as follows (all times being local to the place of delivery or receipt):

(i)            By mail: the sooner of when actually received or three (3) days following deposit in the United States mail, postage prepaid.

(ii)           By recognized overnight express delivery: the Banking Day following the day when sent.

(iii)          By hand: If delivered on a Banking Day after 9:00 A.M. and no later than three (3) hours prior to the close of customary business hours of the recipient, when delivered. Otherwise, at the opening of the then next Banking Day.

(iv)          By facsimile transmission (which must include a header indicating the party sending such transmission): If sent on a Banking Day after 9:00 A.M. and no later than Three (3) hours prior to the close of customary business hours of the recipient, one (1) hour after being sent. Otherwise, at the opening of the then next Banking Day.

(b)           Rejection or refusal to accept delivery and inability to deliver because of a changed address or facsimile number for which no due notice was given shall each be deemed receipt of the notice sent.

ARTICLE 13 - TERM

13-1.        Termination of Revolving Credit.  This Agreement is, and is intended to be, a continuing agreement and shall remain in full force and effect for an initial term ending on the Maturity Date.  Lender may terminate this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default.  Notwithstanding the foregoing or anything in this Agreement or elsewhere to the contrary, the security interest, Lender’s rights and remedies hereunder and Borrowers’ obligations and liabilities hereunder shall survive any termination of this Agreement and shall remain in full force and effect until all of the Liabilities outstanding, or contracted or committed for (whether or not outstanding), and any extensions thereof, together with interest accruing thereon after such notice, shall be finally and irrevocably paid in full.  No Collateral shall be released or financing statement terminated until such final and irrevocable payment in full of the Liabilities, as described in the preceding sentence.

13-2.        Effect of Termination.  Upon the termination of Revolving Credit, the Borrowers shall pay the Lender (whether or not then due), in immediately available funds, all then Liabilities including, without limitation: the entire balance of the Loan Account; any then remaining installments of the Commitment Fee; any then remaining balances of the Collateral Monitoring Fee; any Prepayment Premium and all unreimbursed costs and expenses of the Lender for which the Borrowers are responsible, and shall make such arrangements concerning any L/C’s then outstanding are reasonably satisfactory to the Lender. Until such payment, all provisions of this Agreement, other than those contained in Article 1 which place an obligation on the Lender to make any loans or advances or to provide financial accommodations under the Revolving Credit or otherwise, shall remain in full force and effect until all Liabilities shall have been paid in full. The release by the Lender of the security interests granted the Lender by the Borrowers hereunder may be upon such conditions and indemnifications as the Lender may require.

13-3.        Prepayment Premium.  If Borrowers pay in full all or substantially all of the Liabilities prior to the end of the initial term of this Agreement, other than temporarily from funds internally generated in the ordinary course of business or through an infusion of capital of, or into, iParty Corp. (provided this Agreement is not terminated as a consequence of such payment or infusion or otherwise), at the time of such payment Borrowers shall also pay to Lender a “Prepayment Premium” in an amount equal to:  (i) one and one-half (1.5%) percent of the Credit Limit if paid on or before January 2, 2008, and (ii) one (1.0%) percent of the of the Credit Limit if paid after January 3, 2008 and on or before January 2, 2009; and (ii) one-half of one (0.5%) percent of the of the Credit Limit if paid after January 2, 2009 and before the Maturity Date.  Any payment of the Liabilities following an acceleration by Lender of the Liabilities pursuant to Article 10 hereof, shall be for purposes of this section deemed to be a prepayment requiring Borrowers to pay the aforementioned Prepayment Premium.  Such Prepayment Premium shall be paid to Lender as additional consideration, and in view of the impracticality and extreme difficulty of ascertaining the actual amount of damages to the Lender or profits lost by the Lender as a result of such early termination and by mutual agreement of the parties as to a reasonable estimation and calculation of the Lender’s lost profits or damages, as liquidated damages for the loss of the bargain by Lender and not as a penalty.

ARTICLE 14 - GENERAL

14-1.        Protection of Collateral.  The Lender has no duty as to the collection or protection of the Collateral beyond the safe custody of such of the Collateral as may come into the possession of the Lender and shall have no duty as to the preservation of rights against prior parties or any other rights pertaining thereto. The Lender may include reference to the Borrowers (and may utilize any logo or other distinctive symbol associated with the Borrowers) in connection with any advertising, promotion, or marketing undertaken by the Lender.

14-2.        Successors and Assigns.  This Agreement shall be binding upon the Borrowers and the Borrowers’ representatives, successors, and assigns and shall enure to the benefit of the Lender and the Lender’s successors and assigns provided, however, no trustee or other fiduciary appointed with respect to the Borrowers shall have any rights hereunder. In the event that the Lender assigns or transfers its rights under this Agreement, the assignee shall thereupon succeed to and become vested with all rights, powers, privileges, and duties of the Lender hereunder and the Lender shall thereupon be discharged and relieved from its duties and obligations hereunder.

14-3.        Severability.  Any determination that any provision of this Agreement or any application thereof is invalid, illegal, or unenforceable in any respect in any instance shall not affect the validity, legality, or enforceability of such provision in any other instance, or the validity, legality, or enforceability of any other provision of this Agreement.

14-4.        Amendments, Course of Dealing.

(a)           This Agreement and the other Loan Documents incorporate all discussions and negotiations between the Borrowers and the Lender, either express or implied, concerning the matters included herein and in such other instruments, any custom, usage, or course of dealings to the contrary notwithstanding. No such discussions, negotiations, custom, usage, or course of dealings shall limit, modify, or otherwise affect the provisions thereof. No failure by the Lender to give notice to the Borrowers of the Borrowers’ having failed to observe and comply with any warranty or covenant included in any Loan Document shall constitute a waiver of such warranty or covenant or the amendment of the subject Loan Document. No change made by the Lender in the manner by which Availability is determined shall obligate the Lender to continue to determine Availability in that manner.

(b)           The Borrowers may undertake any action otherwise prohibited hereby, and may omit to take any action otherwise required hereby, upon and with the express prior written consent of the Lender. No consent, modification, amendment, or waiver of any provision of any Loan Document shall be effective unless executed in writing by or on behalf of the party to be charged with such modification, amendment, or waiver (and if such party is the Lender, then by a duly authorized officer thereof). Any modification, amendment, or waiver provided by the Lender shall be in reliance upon all representations and warranties theretofore made to the Lender by or on behalf of the Borrowers (and any guarantor, endorser, or surety of the Liabilities) and consequently may be rescinded in the event that any of such representations or warranties was not true and complete in all material respects when given.

14-5.        Power of Attorney.  In connection with all powers of attorney included in this Agreement, the Borrowers hereby grants unto the Lender full power to do any and all things necessary or appropriate in connection with the exercise of such powers as fully and effectually as the Borrowers might or could do, hereby ratifying all that said attorney shall do or cause to be done by virtue of this Agreement. No power of attorney set forth in this Agreement shall be affected by any disability or incapacity suffered by the Borrowers and each shall survive the same. All powers conferred upon the Lender by this Agreement, being coupled with an interest, shall be irrevocable until this Agreement is terminated by a written instrument executed by a duly authorized officer of the Lender.

14-6.        Application of Proceeds.  The proceeds of any collection, sale, or disposition of the Collateral, or of any other payments received hereunder, shall be applied towards the Liabilities in such order and manner as the Lender determines in its sole discretion. The Borrowers shall remain liable for any deficiency remaining following such application.

14-7.        Lender’s Costs and Expenses.  The Borrowers shall pay on demand all Costs of Collection and all reasonable expenses of the Lender in connection with the preparation, execution, and delivery of this Agreement and of any other Loan Documents, whether now existing or hereafter arising, and all other reasonable expenses which may be incurred by the Lender in monitoring compliance with this Agreement and in preparing or amending this Agreement and all other agreements, instruments, and documents related thereto, or otherwise incurred with respect to the Liabilities, including, without limiting the generality of the foregoing, any counsel fees or expenses incurred in any bankruptcy or insolvency proceedings. The Borrowers specifically authorizes the Lender to pay all such fees and expenses and in the Lender’s discretion, to add such fees and expenses to the Loan Account. Borrowers shall be obligated, from time to time, to pay Lender’s fees, including reasonable attorneys’ fees and expenses for the preparation, negotiation, amendment and interpretation of this Agreement and related documents.

14-8.        Copies and Facsimiles.  This Agreement and all documents which relate thereto, which have been or may be hereinafter furnished the Lender may be reproduced by the Lender by any photographic, microfilm, xerographic, digital imaging, or other process, and the Lender may destroy any document so reproduced. Any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made in the regular course of business). Any facsimile which bears proof of transmission shall be binding on the party which or on whose behalf such transmission was initiated and likewise shall be so admissible in evidence as if the original of such facsimile had been delivered to the party which or on whose behalf such transmission was received.

14-9.        Massachusetts Law.  This Agreement and all rights and obligations hereunder, including matters of construction, validity, and performance, shall be governed by the laws of The Commonwealth of Massachusetts.

14-10.      Consent to Jurisdiction.

(a)           The Borrowers agree that any legal action, proceeding, case, or controversy against the Borrowers with respect to any Loan Document may be brought in the Superior Court of Norfolk County, Massachusetts or in the United States District Court, District of Massachusetts, sitting in Boston, Massachusetts, as the Lender may elect in the Lender’s sole discretion. By execution and delivery of this Agreement, the Borrowers, for itself and in respect of its property, accepts, submits, and consents generally and unconditionally, to the jurisdiction of the aforesaid courts.

(b)           Nothing herein shall affect the right of the Lender to bring legal actions or proceedings in any other competent jurisdiction.

(c)           The Borrowers agree that any action commenced by the Borrowers asserting any claim or counterclaim arising under or in connection with this Agreement or any other Loan Document shall be brought solely in the Superior Court of Middlesex County, Massachusetts or in the United States District Court, District of Massachusetts, sitting in Boston, Massachusetts, and that such Courts shall have exclusive jurisdiction with respect to any such action.

14-11.      Indemnification.  The Borrowers shall indemnify, defend, and hold the Lender and any employee, officer, or agent of the Lender (each, an “Indemnified Person “) harmless of and from any damages, losses, obligations, liabilities, claims, actions or causes of action, including without limitation, with respect to taxes and interest and penalties with respect thereto, brought or threatened against any Indemnified Person by the Borrowers, any guarantor or endorser of the Liabilities, or any other Person (as well as from attorneys’ reasonable fees and expenses in connection therewith) on account of the relationship of the Borrowers or of any guarantor or endorser of the Liabilities with the Lender or any other Indemnified Person( each of which claims may be defended, compromised, settled, or pursued by the Indemnified Person with counsel of the Lender’s selection, but at the expense of the Borrowers) other than any claim as to which a final determination is made in a judicial proceeding (in which the Lender and any other Indemnified Person has had an opportunity to be heard), which determination includes a specific finding that the Indemnified Person seeking indemnification had acted in a grossly negligent manner or in actual bad faith. This indemnification shall survive payment of the Liabilities and/or any termination, release, or discharge executed by the Lender in favor of the Borrowers.

14-12.      Right of Set-Off.  Any and all deposits or other sums at any time credited by or due to the undersigned from the Lender or from any participant (a “Participant”) with the Lender in the credit facility contemplated hereby and any cash, securities, instruments or other property of the undersigned in the possession of the Lender or any Participant, whether for safekeeping or otherwise (regardless of the reason such Person had received the same) shall at all times constitute security for all Liabilities and for any and all obligations of the undersigned to the Lender and any Participant, and may be applied or set off against the Liabilities and against such obligations at any time, whether or not such are then due and whether or not other collateral is then available to the Lender or any Participant.

14-13.      Usury Savings Clause.  It is the intention of the parties hereto to comply strictly with applicable usury laws, if any; accordingly, notwithstanding any provisions to the contrary in this Agreement or any other Loan Documents, in no event shall this Agreement or such Loan Document require or permit the payment, taking, reserving, receiving, collecting or charging of any sums constituting interest under applicable laws which exceed the maximum amount permitted by such laws. If any such excess interest is called for, contracted for, charged, paid, taken, reserved, collected or received in connection with the Liabilities or in any communication by Lender or any other Person to the Borrowers or any other Person, or in the event all or part of the principal of the Liabilities or interest thereon shall be prepaid or accelerated, so that under any of such circumstances or under any other circumstance whatsoever the amount of interest contracted for, charged, taken, collected, reserved, or received on the amount of principal actually outstanding from time to time under this Agreement shall exceed the maximum amount of interest permitted by applicable usury laws, if any, then in any such event it is agreed as follows: (i) the provisions of this paragraph shall govern and control, (ii) neither the Borrowers nor any other Person or entity now or hereafter liable for the payment of the Liabilities shall be obligated to pay the amount of such interest to the extent such interest is in excess of the maximum amount of interest permitted by applicable usury laws, if any, (iii) any such excess which is or has been received notwithstanding this paragraph shall be credited against the then unpaid principal balance hereof or, if the Liabilities have been or would be paid in full by such credit, refunded to the Borrowers, and (iv) the provisions of this Agreement and the other Loan Documents, and any communication to the Borrowers, shall immediately be deemed reformed and such excess interest reduced, without the necessity of executing any other document, to the maximum lawful rate allowed under applicable laws as now or hereafter construed by courts having jurisdiction hereof or thereof. Without limiting the foregoing, all calculations of the rate of interest contracted for, charged, taken, collected, reserved, or received in connection herewith which are made for the purpose of determining whether such rate exceeds the maximum lawful rate shall be made to the extent permitted by applicable laws by amortizing, prorating, allocating and spreading during the period of the full term of the Liabilities, including all prior and subsequent renewals and extensions, all interest at any time contracted for, charged, taken, collected, reserved or received. The terms of this paragraph shall be deemed to be incorporated in every Loan Document and communication relating to the Liabilities.

14-14.      Waivers.

(a)           The Borrowers and each and every guarantor, endorser, and surety of the Liabilities) makes each of the waivers included in Section 14-14(b), below, knowingly, voluntarily, and intentionally, and understands that the Lender, in entering into the financial arrangements contemplated hereby and in providing loans and other financial accommodations to or for the account of the Borrowers as provided herein, whether not or in the future, is relying on such waivers.

(b)           THE BORROWER, AND EACH SUCH GUARANTOR, ENDORSER, AND SURETY RESPECTIVELY WAIVES THE FOLLOWING.

(i)            Except as otherwise specifically required in this Agreement, notice of non-payment, demand, presentment, protest and all forms of demand and notice, both with respect to the Liabilities and the Collateral.

(ii)           Except as otherwise specifically required in this Agreement, the right to notice and/or hearing prior to the Lender’s exercising of the Lender’s rights upon default.

(iii)          THE RIGHT TO A JURY IN ANY TRIAL OF ANY CASE OR CONTROVERSY IN WHICH THE LENDER IS OR BECOMES A PARTY (WHETHER SUCH CASE OR CONTROVERSY IS INITIATED BY OR AGAINST THE LENDER OR IN WHICH THE LENDER IS JOINED AS A PARTY LITIGANT), WHICH CASE OR CONTROVERSY ARISES OUT OF OR IS IN RESPECT OF, ANY RELATIONSHIP AMONGST OR BETWEEN THE BORROWER OR ANY OTHER PERSON AND THE LENDER (AND THE LENDER LIKEWISE WAIVES THE RIGHT TO A JURY IN ANY TRIAL OF ANY SUCH CASE OR CONTROVERSY).

(iv)          Any defense, counterclaim, set-off, recoupment, or other basis on which the amount of any Liability, as stated on the books and records of the Lender, could be reduced or claimed to be paid otherwise than in accordance with the tenor of and written terms of such Liability.

(v)           Any claim to consequential, special, or punitive damages.

14-15.      Confidentiality.  This Agreement and the terms hereof are confidential, and neither the contents of this Agreement or the details of this Agreement may be shown or disclosed by the Borrowers to any bank, finance company or other lender without the prior written consent of the Lender; provided however that the confidentiality provisions herein remain subject to any governmental authority, court order or court proceeding, including any court proceeding relating to Big Party.

14-16.      Right to Publish Notice.  Lender may, at Lender’s discretion and expense, publicize or otherwise advertise by so-called “tombstone” advertising or otherwise Lender’s and any Participant’s financing transaction with the Borrowers.

14-17.      Reserved.

14-18.      Credit Inquiries.  Borrowers authorize Lender to (provided, however, Lender shall incur no liability for the failure to) respond to credit inquiries concerning Borrowers in accordance with Lender’s normal and customary practices. Borrowers hereby indemnifies and holds Lender harmless for any action taken by Lender in reliance upon the foregoing authorization.

14-19.      Additional Borrowers.  With prior written consent of the Lender, an Affiliate of any Borrower may become a Borrower hereunder (a “New Borrower”) by executing and delivering to the Lender an assumption agreement and by executing and delivering to the Lender a demand promissory note in the maximum principal amount of the Credit Limit payable to the order of the Lender and executed by the New Borrower and the then existing Borrower(s), in each case in form and substance acceptable to the Lender in its sole discretion.

14-20.      Joint and Several Liability

(a)           Each Borrower is accepting joint and several liability under this Agreement and the Master Note in consideration of the financial accommodations to be provided by Lender a joinder to the new Amended and Restated Master Note and Amended and Restated Term Note (the “Notes”).

(b)           Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with each Borrower, with respect to the payment and performance of all of the Liabilities of each Borrower to Lender under this Agreement and the Notes (including, without limitation, any Liabilities arising under this section), it being the intention of the parties hereto that all the Liabilities of each Borrower to Lender under this Agreement and the Notes shall be the joint and several Liabilities of each of the Borrowers without preferences or distinction among them.

(c)           If and to the extent that any of the Borrowers shall fail to make any payment with respect to any of the Liabilities of each Borrower to Lender under this Agreement or the Notes, as and when due or to perform any of such Liabilities in accordance with the terms thereof, then in each such event the other Borrower, under this Agreement or the Notes will make such payment with respect to, or perform, such Liabilities.

(d)           The Liabilities of each Borrower under the provisions of this section constitute full recourse Liabilities of each Borrower enforceable against each such Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstance whatsoever.

(e)           Each Borrower hereby waives notice of acceptance of its joint and several liability, notice of any loans made under this Agreement, notice of any action at any time taken or omitted by Lender under or in respect of any of the Liabilities of each Borrower to Lender under this Agreement and the Notes, and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement. Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Liabilities of each Borrower to Lender under this Agreement and the Notes, the acceptance of any payment of any such Liabilities, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Lender at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by Lender in respect of any of the Liabilities of each Borrower to Lender under this Agreement and the Notes, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of such Liabilities of each Borrower to Lender or the addition, substitution or release, in whole or in part, of any Borrower. Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on Lender’s part with respect to the failure by any Borrower to comply with any of its respective Liabilities, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this section, afford grounds for terminating, discharging or relieving any Borrower, in while or in part, from any of its Liabilities under this section, it being the intention of each Borrower that, so long as any of the Liabilities under this Agreement remain unsatisfied, the Liabilities of such Borrower under this section shall not be discharged except by performance and then only to the extent of such performance. The Liabilities of each Borrower under this section shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement , liquidation, reconstruction or similar proceeding with respect to any other Borrower or Lender. The joint and several liability of each Borrower under this Agreement shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, membership, constitution or place of formation of any Borrower or Lender.

(f)            The provisions of this section are made for the benefit of Lender and Lender’s successors and assigns, and may be enforced by Lender in good faith from time to time against any or all of the Borrowers as often as occasion therefor may arise and without requirement on Lender’s part first to marshal any of its claims or to exercise any of its rights against any Borrower or to exhaust any remedies available to Lender against any other Borrower or to resort to any other source or means of obtaining payment of any of the Liabilities under this Agreement or to elect any other remedy. The provisions of this section shall remain in effect until all of the Liabilities of each Borrower to Lender under this Agreement and the Notes shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of such Liabilities of each Borrower to Lender, is rescinded or must otherwise be restored or returned by Lender upon the insolvency, bankruptcy or reorganization of any Borrower, or otherwise, the provisions of this section will forthwith be reinstated in effect, as though such payment had not been made.

(g)           Until such time as all outstanding Liabilities are paid and discharged in full, each Borrower agrees that it shall not have, and hereby expressly waives: (i) any right to subrogation or indemnification, and any other right to payment from or reimbursement by any other Borrower, in connection with or as a consequence of any payment made by any Borrower to Lender, (ii) any right to enforce any right or remedy which Lender have or may hereafter have against any other Borrower, and (iii) any benefit of, and any right to participate in (A) any collateral now or hereafter held by Lender, or (B) any payment to Lender by, or collection by Lender from any other Borrower. The provisions of this paragraph are made for the express benefit of each Borrower as well as Lender, and may be enforced independently by each Borrower or any successor in interest to each Borrower.

14-21.      Financing Statements.  Borrowers hereby irrevocably authorize Lender at any time and from time to time to file in any Uniform Commercial Code jurisdiction any initial financing statements and amendments thereto that (a) indicate the Collateral (i) as all assets of Borrower or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the Uniform Commercial Code of such jurisdiction, or (ii) as being of an equal or lesser scope or with greater detail, and (b) contain any other information required by the Uniform Commercial Code for the sufficiency or filing office acceptance of any financing statement or amendment, including (i) whether Borrower is an organization, the type of organization and any organization identification number issued to Borrower, and (ii) in the case of a financing statement filed as a fixture filing or indicating Collateral as as-extracted Collateral or timber to be cut, a sufficient description of real property to which the Collateral related. Borrower agrees to furnish any such information to Lender promptly upon request. Borrower also ratified its authorization for Lender to have filed in any Uniform Commercial Code jurisdiction any like initial financing statements or amendments thereto if filed prior to the date hereof. All reasonable charges, expenses and fees Lender may incur in filing any of the foregoing, together with reasonable costs and expenses of any lien search required by Lender, and any taxes relating thereto, shall be charged to the Revolving Loan Account and added to the Liabilities.

14-22.      Designation of iParty Retail as Agent for Borrowers.

(a)           Each Borrower hereby irrevocably designates and appoints the iParty Retail as that Borrower’s agent to obtain loans and advance and L/Cs hereunder, the proceeds of which shall be available to each Borrower for those uses as those set forth herein. As the disclosed principal for its agent, each Borrower shall be obligated to the Lender on account of loans so made and L/Cs so issued hereunder as if made directly by the Lender to that Borrower, notwithstanding the manner by which such loans and L/Cs are recorded on the books and records of iParty Retail and of any Borrower.

(b)           Each Borrower recognizes that credit available to it hereunder is in excess of and on better terms than it otherwise could obtain on and for its own account and that one of the reasons therefor is its joining in the credit facility contemplated herein with all other Borrowers. Consequently, each Borrower hereby assumes, guarantees, and agrees to discharge all Liabilities of all other Borrowers as if the Borrower so assuming and guarantying were each other Borrower.

(c)           iParty Retail shall act as a conduit for each Borrower (including itself, as a “Borrower”) on whose behalf the iParty Retail has requested a loan or L/C. iParty Retail shall cause the transfer of the proceeds of each loan to the (those) Borrower(s) on whose behalf such loan was obtained. The Lender shall not have any obligation to see to the application of such proceeds.

(d)           Each of the Borrowers shall remain jointly and severally liable to the Lender for the payment and performance of all Liabilities (which payment and performance shall continue to be secured by all Collateral granted by each of the Borrowers) notwithstanding any determination by the Lender to cease making loans or causing L/Cs to be issued to or for the benefit of any Borrower.

(e)          The authority of the iParty Retail to request loans on behalf of, and to bind, the Borrowers, shall continue unless and until the Lender acts as provided in subparagraph (c), above, or the Lender actually receives

(i)          written notice of: (i) the termination of such authority, and (ii) the subsequent appointment of a successor agent for the Borrowers, which notice is signed by the respective Presidents of each Borrower (other than the President of the iParty Retail being replaced) then eligible for borrowing under this Agreement; and

(ii)           written notice from such successive iParty Retail(i) accepting such appointment; (ii) acknowledging that such removal and appointment has been effected by the respective Presidents of such Borrowers eligible for borrowing under this Agreement; and (iii) acknowledging that from and after the date of such appointment, the newly appointed iParty Retail shall be bound by the terms hereof.

14-23.      Amendment and Restatement.  Effective as of the date hereof, each Borrower hereby agrees to become a borrower, debtor and obligor under, and to bind itself to, the Existing Financing Agreements to which Borrowers are bound generally (in each case, as modified and restated hereby), and, in such capacity, to assume and bind itself to all Liabilities of Borrowers thereunder (as modified and restated hereby). The terms, conditions, agreements, covenants, representations and warranties set forth in and relating to the Existing Credit Agreement are hereby amended, restated, replaced and superseded in their entirety by the terms, conditions, agreements, covenants, representations and warranties set forth in this Agreement. This Agreement does not extinguish the obligations, including, without limitation, obligations for the payment of money, outstanding under the Existing Credit Agreement or discharge or release the obligations or the liens or priority of any mortgage, pledge, security agreement or any other security therefor, which shall continue, as modified and restated hereby, without interruption and in full force and effect. Nothing herein contained shall be construed as a substitution or novation of the obligations outstanding under the Existing Credit Agreement or instruments securing the same, which shall remain in full force and effect, except in each case as amended, restated, replaced and superseded hereby or by instruments executed in connection herewith. Nothing expressed or implied in this Agreement shall be construed as a release or other discharge of any Borrower or guarantor from any of their obligations or liabilities under the Existing Financing Agreements or any of the security agreements, pledge agreements, mortgages, guaranties or other loan documents executed in connection therewith, except in each case as amended, restated, replaced and superseded hereby or by instruments executed in connection herewith. Each Borrower hereby confirms and agrees that (i) the Existing Agreement and each Existing Financing Agreement to which it is a party is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects, in each case as amended, restated, replaced and superseded hereby or by instruments executed in connection herewith, except that on and after the date hereof all references in any such Existing Financing Agreement to “the Agreement”, “thereto”, “thereof” “thereunder” or words of like import referring to the Existing Credit Agreement shall mean the Existing Credit Agreement as amended, restated, replaced and superseded by this Agreement; and (ii) to the extent that any such Existing Financing Agreement purports to assign or pledge to the Lender a security interest in or lien on, any collateral as security for the Liability of any Borrower from time to time existing in respect of the Existing Credit Agreement, such pledge, assignment or grant of the security interest or lien is hereby ratified and confirmed in all respects in favor of the Lender, which shall remain in full force and effect, except as amended, restated, replaced and superseded hereby or by instruments executed in connection herewith.

14-24.      USA Patriot Act Notice.  The Lender hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)(the “Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of each Borrower and other information that will allow the Lender to identify such Borrower in accordance with the Act

Executed as a sealed instrument this 21st day of December, 2006.

iPARTY RETAIL STORES CORP.
(BORROWER)
By:	/s/ PATRICK FARRELL
	Print Name:	Patrick Farrell
	Title:	President
iPARTY CORP
(BORROWER)
By:	/s/ PATRICK FARRELL
	Print Name:	Patrick Farrell
	Title:	President
WELLS FARGO RETAIL FINANCE II, LLC (LENDER)
By:	/s/ MICHELE AYOU
	Print Name:	Michele Ayou
	Title:	Vice President

EXHIBIT 1-6 TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

AMENDED AND RESTATED MASTER NOTE (REVOLVING)

Up to $15,000,000                                                                                                                         Boston, Massachusetts
                                                                                                                                                        December   , 2006

For value received, the undersigned, iParty Retail Stores Corp., a Delaware corporation and iParty Corp., a Delaware corporation (collectively, the “Borrowers”), hereby promises to pay on January 2, 2010, to the order of Wells Fargo Retail Finance II, LLC, a Delaware limited liability company (the “Lender”), at its main office in Boston, Massachusetts, or at any other place designated at any time by the holder hereof, in lawful money of the United States of America and in immediately available funds, the principal sum of Fifteen Million ($15,000,000.00) Dollars or, if less, the aggregate unpaid principal amount of all advances made by the Lender to the Borrowers hereunder, together with interest on the principal amount hereunder remaining unpaid from time to time, computed on the basis of the actual number of days elapsed and a 360-day year, from the date hereof until this Note is fully paid at the rate from time to time in effect under the Amended and Restated Loan and Security Agreement of even date herewith (as amended, modified, supplemented or restated from time to time, the “Loan Agreement”) by and between the Lender and the Borrowers. The principal hereof and interest accruing thereon shall be due and payable as provided in the Loan Agreement. This Note may be prepaid only in accordance with the Loan Agreement.

This Note is issued pursuant, and is subject, to the Loan Agreement, which provides, among other things, for acceleration hereof. This Note is the Amended and Restated Master Note referred to in the Loan Agreement.

This Note is secured, among other things, pursuant to the Loan Agreement and may now or hereafter be secured by one or more other security agreements, mortgages, deeds of trust, assignments or other instruments or agreements.

The Borrowers hereby agree to pay all costs of collection, including attorneys’ fees and legal expenses in the event this Note is not paid when due, whether or not legal proceedings are commenced.

This Note amends and restates, supersedes and replaces an Amended Master Note dated January 2, 2004 in the original principal amount of $12,500,000 executed by the Borrower in favor of the Lender.

Presentment or other demand for payment, notice of dishonor and protest are expressly waived.

This Note shall be deemed to be under seal.

iPARTY RETAIL STORES CORP.
By:
iPARTY CORP.
By:

EXHIBIT 1-2A TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

AMENDED AND RESTATED TERM NOTE

$500,000	BOSTON, MASSACHUSETTS
DECEMBER , 2006

For value received, the undersigned, iParty Retail Stores Corp., a Delaware corporation and iParty Corp., a Delaware corporation (collectively, the “Borrowers”), hereby promises to pay on October 31, 2007, to the order of Wells Fargo Retail Finance II, LLC, a Delaware limited liability company (the “Lender”), at its main office in Boston, Massachusetts, or at any other place designated at any time by the holder hereof, in lawful money of the United States of America and in immediately available funds, the principal sum of Five Hundred Thousand ($500,000.00) Dollars, together with interest on the principal amount hereunder remaining unpaid from time to time, computed on the basis of the actual number of days elapsed and a 360-day year, from the date hereof until this Note is fully paid at the rate from time to time in effect under the Amended and Restated Loan and Security Agreement of even date herewith (as amended, modified, supplemented or restated from time to time, the “Loan Agreement”) by and between the Lender and the Borrowers. This Note may be prepaid only in accordance with the Loan Agreement.

This Note is issued pursuant, and is subject, to the Loan Agreement, which provides, among other things, for acceleration hereof. This Note is the Term Note referred to in the Loan Agreement.

This Note is secured, among other things, pursuant to the Loan Agreement and may now or hereafter be secured by one or more other security agreements, mortgages, deeds of trust, assignments or other instruments or agreements.

The Borrowers hereby agree to pay all costs of collection, including attorneys’ fees and legal expenses in the event this Note is not paid when due, whether or not legal proceedings are commenced.

This Note amends and restates, supersedes and replaces a Term Note dated January 17, 2006 in the original principal amount of $500,000 executed by the Borrowers to the Lender.

Presentment or other demand for payment, notice of dishonor and protest are expressly waived.

This Note shall be deemed to be under seal.

iPARTY RETAIL STORES CORP.
By:
iPARTY CORP.
By:

EXHIBIT 3

“Acceptable Inventory”: Such of the Borrowers’ Inventory, at such locations, and of such types, character, qualities and quantities, (net of Inventory Reserves) as the Lender in its sole discretion from time to time determines to be acceptable for borrowing, as to which Inventory, the Lender has a perfected security interest which is prior and superior to all security interests, claims, and Encumbrances.

“Account Debtor”: Has the meaning given that term in the DCC.

“Accounts Receivable” include, without limitation, “accounts” as defined in the DCC.

“ACH”: Automated clearing house.

“Advance Rates”: Means the percentage( s) of the Cost of Acceptable Inventory or Net Retail Liquidation Value used to calculate the Borrowing Base.

“Affiliate”: With respect to any two Persons, a relationship in which (a) one holds, directly or indirectly, not less than fifty (50%) percent of the capital stock, beneficial interests, partnership interests, or other equity interests of the other; or (b) one has, directly or indirectly, Control of the other; or (c) not less than fifty (50%) percent of their respective ownership is directly or indirectly held by the same third Person.

“Amended and Restated Master Note”: Is defined in Section 1-6.

“Amended and Restated Term Note”: Is defined in Section 1-2A.

“Applicable Margin” means the rates for Base Rate Loans and LIBO Loans set forth below:

Level	Excess Availability	LIBOR Rate Loans Applicable Margin	Base Rate Loans Applicable Margin
I	>$3,000,000	1.75%	0.00%
II	≤$3,000,000	2.00%	0.25%

Initially, as of the date of this Agreement, Level I pricing will be applicable.  Thereafter, the Applicable Margin shall be subject to adjustment each fiscal quarter commencing March 30, 2007, based upon (A) the calculation of the average daily Excess Availability during the immediately preceding fiscal quarter as determined by the Lender.  Average daily Excess Availability shall be determined based upon Borrowing Base Certificate(s) received by the Lender pursuant to Section 9-4.

Notwithstanding the foregoing upon the occurrence of an Event of Default, at the option of the Lender, interest shall be determined in the manner set forth in Section 1-8(b).

“Appraisal/Audit Grid” refers to the number of appraisals and commercial finance audits at Borrowers’ expense permitted during any 12 month period based upon the applicable level of Excess Availability at all times tested during the previous fiscal quarter as set forth in the Grid :

Excess Availability (at all times tested during the previous fiscal quarter)	Frequency of Appraisals (each at Borrowers’ expense
>$3 million	2 times during any 12 month period
≤$3 million	3 times during any 12 month period

“Availability”: Means at any time of determination an amount equal to the lesser of (x) the Borrowing Base and (y) the Credit Limit less the then outstanding principal balance of the Term Loan in either case, minus (i) the then unpaid principal balance of the Loan Account, minus (ii) the then aggregate of such Reserves (other than Inventory Reserves) as may have been established by Lender, minus (iii) one hundred (100%) percent of the then outstanding Stated Amount of all L/C’ s plus all freight and duty charges applicable thereto, plus (iv) the product of a percentage equal to the difference between one hundred (100%) percent and the then applicable Advance Rate times the then outstanding Stated Amount of all Documentary L/C’ s with an expiration of thirty (30) days or less from the date of issuance.

“Availability Reserves”: Such reserves as the Lender from time to time determines in the Lender’s discretion as being appropriate to reflect the impediments to the Lender’s ability to realize upon the Collateral. Without limiting the generality of the foregoing, Availability Reserves may include (but are not limited to) reserves based on the following:

(a)           Rent (based upon past due rent and/or whether or not Landlord’s Waiver, acceptable to the Lender, has been received by the Lender).

(b)           In store customer credits and gift certificates.

(c)           Payables (based upon payables which are past due normal trade terms) to the extent that the failure to make such payments would have a material adverse effect on Borrowers.

(d)           Frequent Shopper Programs.

(e)           Layaway and Customer Deposits.

(f)            Taxes and other governmental charges, including, ad valorem, personal property, and other taxes which Lender has in good faith determined may have priority over the security interests of the Lender in the Collateral.

(g)           Held or post-dated checks.

(h)           The Minimum Availability Block.

“Average Unused Portion of the Credit Limit”: Means, as of any date of determination, (a) the Credit Limit, minus (b) the sum of (i) the average daily balance of advances that were outstanding during the immediately preceding month, plus, (ii) the average daily balance of the undrawn L/C’s outstanding during the immediately preceding month.”

“Banking Day”: Any day other than (a) a Saturday, Sunday; (b) any day on which banks in Boston, Massachusetts are not open to the general public for the purpose of conducting commercial banking business; or (c) a day on which the Lender is not open to the general public to conduct business.

“Bankruptcy Code”: Title 11, U.S.C., as amended from time to time.

“Base”: The Base Rate announced from time to time by Wells Fargo Bank, N.A. (or any successor in interest to Wells Fargo Bank, N.A). In the event that said bank (or any such successor) ceases to announce such a rate, “Base” shall refer to that rate or index announced or published from time to time as the Lender, in good faith, designates as the functional equivalent to said Base Rate. Any change in “Base” shall be effective, for purposes of the calculation of interest due hereunder, when such change is made effective generally by the bank on whose rate or index “Base” is being set.

“Base LIBO Rate”: Means the rate per annum, determined by Lender in accordance with its customary procedures, and utilizing such electronic or other quotation sources as it considers appropriate (rounded upwards, if necessary, to the next 1/100%), to be the rate at which Dollar deposits (for delivery on the first day of the requested Interest Period) are offered to major banks in the London interbank market at approximately 11 a.m. (London time) 2 Business Days prior to the commencement of the requested Interest Period, for a term and in an amount comparable to the Interest Period and the amount of the LIBO Rate Loan requested (whether as an initial LIBO Rate Loan or as a continuation of an extant LIBO Rate Loan or as a conversion of a Base Rate Loan to a LIBO Rate Loan) by Borrowers in accordance with this Agreement, which determination shall be conclusive in the absence of manifest error.

“Base Rate Loan”:  Means any loan or advance under the Revolving Credit bearing interest at the rate determined by reference to Base.

“Blocked Account”: Is defined in Article 7-1(b)(i).

“Borrowers”: Is defined in the Preamble.

“Borrowing Base”:  Means, as of any date of determination, the sum of

(a)                                  (i)            for the period between October 1st and June 30th, the lesser of (x) 85% of the Net Retail Liquidation Value of Acceptable Inventory and (y) 70% of the value (at Cost) of Acceptable Inventory and

(ii)           for the period between July 1st and September 30th, the lesser of (x) 90% of the Net Retail Liquidation Value of Acceptable Inventory and (y) 75% of the value (at Cost) of Acceptable Inventory, plus

(b)          the lesser of (i) 85% of Eligible Credit Card Receivables and (ii) $2,000,000,

plus

(c)          the principal balance of the Term Loan then extant or in effect on such date provided, that, notwithstanding the foregoing, at no time shall the Borrowing Base exceed 98% of the sum of the Net Retail Liquidation Value of Acceptable Inventory plus Eligible Credit Card Receivables.”

“Borrowing Base Certificate”: Means the certificate in the same form attached as EXHIBIT 9-4, provided to Lender in connection with any request for advances and/or L/C’s, setting forth, among other things, Availability.

“Business Plan”: The Borrowers’ business plan annexed hereto as EXHIBIT 9-10 and any revision, amendment, or update of such business plan to which the Lender has provided its written sign-off.

“Capital Expenditures”: Means, for any period of determination, the sum (without duplication) of capital expenditures and payments under Capital Leases and other expenditures that are or should be treated as capital expenditures under GAAP, for such period determined in accordance with GAAP.

“Capital Lease”: Any lease which may be capitalized in accordance with GAAP.

“Chattel Paper”: Has the meaning given that term in the DCC.

“Collateral”: Is defined in Section 2-1.

“Concentration Account”: Is defined in Section 7-3.

“Control”: The direct or indirect power to direct or cause the direction of the management and policies of another Person, whether through ownership of voting securities, by contract, or otherwise. Included among such powers, with respect to a corporation, are power to cause any of following: (a) the election of a majority of its Board of Directors; (b) the issuance of additional shares of its common stock; (c) the issuance and designation of rights and shares of its preferred stock (if any); (d) the distribution and timing of dividends; (e) the award of performance bonuses to its management; (f) the termination or severance of officers or key employees; and (g) all or any similar matters.

“Cost”: The calculated cost of purchases, as determined from invoices received by the Borrowers, the Borrowers’ Purchase Journal or Stock Ledger, based upon the Borrowers’ accounting practices, known to the Lender, which practices are in effect on the date on which this Agreement was executed. “Cost” does not include any inventory capitalization costs inclusive of advertising, but may include other charges used in the Borrowers’ determination of cost of goods sold and bringing goods to market, all within Lender’s sole discretion and in accordance with GAAP.

“Cost Factor”: The result of 1 minus the Borrowers’ then cumulative markup percent derived from the Borrowers’ purchase journal on a rolling twelve (12) month basis.

“Costs of Collection”: includes, without limitation, all attorneys’ reasonable fees and reasonable out-of-pocket expenses incurred by the Lender’s attorneys, and all reasonable costs incurred by the Lender in the administration of the Liabilities and/or the Loan Documents, including, without limitation, reasonable costs and expenses associated with travel on behalf of the Lender, which costs and expenses are directly or indirectly related to or in respect of the Lender’s: administration and management of the Liabilities; negotiation, documentation, and amendment of any Loan Document; or efforts to preserve, protect, collect, or enforce the Collateral, the Liabilities, and/or the Lender’s Rights and Remedies and/or any of the Lender’s rights and remedies against or in respect of any guarantor or other Lender liable in respect of the Liabilities (whether or not suit is instituted in connection with such efforts). The Costs of Collection are Liabilities, and at the Lender’s option may bear interest at the highest post -default rate which the Lender may charge the Borrowers hereunder as if such had been lent, advanced, and credited by the Lender to, or for the benefit of, the Borrowers.

“Credit Card Processor”: Means any Person which acts as a credit card clearinghouse or processor of credit card payments accepted by Borrowers.

“Credit Limit”: Means Twelve Million Five Hundred Thousand ($12,500,000.00) Dollars, subject to increase pursuant to Section 1-16 of this Agreement.

“DDA”: Any checking or other demand daily depository account maintained by the Borrowers.

“Documentary L/C”: Means an issued and outstanding L/C (a) issued to facilitate the purchase by the applicable Borrowers of Acceptable Inventory, (b) in form and substance reasonably acceptable to Lender, and (c) that is only drawable by the beneficiary thereof by the presentation of, among other documents, either (i) a negotiable bill of lading that is consigned to Lender (either directly or by means of endorsements) or is otherwise subject to the control of Lender in form and substance reasonably acceptable to Lender, and that was issued by the carrier respecting the subject Acceptable Inventory, or (ii) a negotiable cargo receipt that is consigned to Lender (either directly or by means of endorsements) or is otherwise subject to the control of Lender in form and substance reasonably acceptable to Lender, and that was issued by a consolidator respecting the subject Acceptable Inventory; provided, however, that, in the latter case, no bill of lading shall have been issued by the carrier (other than a bill of lading consigned to the consolidator or to Lender).”

“Duly Authorized Person”: Means any individual authorized by the Borrowers to request loans or financial accommodations and/or sign reports to Lender.

“EBITDA”: Means the Borrowers’ earnings from continuing operations (excluding extraordinary items), before interest, taxes, depreciation and amortization, each as determined in accordance with GAAP.

“Eligible Credit Card Receivables”:  Means Accounts due to Borrowers on a non-recourse basis from Visa, MasterCard, American Express Co., Discover card or other major Credit Card Processor reasonably acceptable to Lender (and if due on account of any private label credit card program, Accounts which are deemed eligible in Lender’s discretion), which Accounts arise in the ordinary course of business from the sale of Inventory to purchasers and which have been fully earned by performance and are reflected in the most recent Borrowing Base Certificate delivered by Borrowers to Lender and on other information available to Lender,

Lender shall in its discretion determine which Accounts are “eligible” and shall not include, without limitation, Accounts owned by Credit Card Processors which:

(i)                          do not arise from the sale of goods or the performance of services by Borrowers in the ordinary course of its business;

(ii)                       upon which Borrowers’ right to receive payment is not absolute or is contingent upon the fulfillment of any condition whatsoever or as to which Borrowers are not able to bring suit or otherwise enforce its remedies against Credit Card Processors through the judicial process;

(iii)                    with respect to which any Credit Card Processor, other than Visa, MasterCard, American Express and Discover, has not signed a written acknowledgment and consent in accordance with Section 7-2(b) hereof;

(iv)                   is the subject of any defense, counterclaim, setoff or dispute is asserted as to such Account;

(v)                      that is not a true and correct statement of bona fide indebtedness incurred in the amount of the Account for merchandise sold to or services rendered and accepted by the valid holder of the subject credit card;

(vi)                   that is in default; provided, that, without limiting the generality of the foregoing, an Account shall be deemed in default upon the occurrence of any of the following:

(A)                                the Account is not paid within three (3) Banking Days past the date of the sale of Inventory which creates the Account;

(B)                                  the Credit Card Processor obligated upon such Account suspends business, makes a general assignment for the benefit of creditors or fails to pay its debts generally as they come due; or

(C)                                  a petition is filed by or against any Credit Card Processor obligated upon such Account under any bankruptcy law or any other federal, state or foreign (including any provincial) receivership, insolvency relief or other law or laws for the relief of debtors;

(vii)                as to which there is any Encumbrance other than Lender’s Encumbrance, or Lender’s Encumbrance thereon is not a first priority perfected lien;

(viii)             as to which any of the representations or warranties in the Loan Documents is untrue;

(ix)                     to the extent such Account exceeds any credit limit established by Lender, in its discretion

(x)                        that is payable in any currency other than Dollars.

“Employee Benefit Plan”: As defined in ERISA.

“Encumbrance”: Each of the following:

(a)           security interest, mortgage, pledge, hypothecation, lien, attachment, or charge of any kind (including any agreement to give any of the foregoing); the interest of a lessor under a Capital Lease; conditional sale or other title retention agreement; sale of accounts receivable or chattel paper; or other arrangement pursuant to which any Person is entitled to any preference or priority with respect to the property or assets of another Person or the income or profits of such other Person or which constitutes an interest in property to secure an obligation; each of the foregoing whether consensual or non-consensual and whether arising by way of agreement, operation of law, legal process or otherwise.

(b)           The filing of any financing statement under the DCC or comparable law of any jurisdiction.

“End Date”: The date upon which both (a) all Liabilities have been paid in full and (b) all obligations of the Lender to make loans and advances and to provide other financial accommodations to the Borrowers hereunder shall have been irrevocably terminated.

“Environmental Laws” : (a) Any and all federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees or requirements which regulates or relates to, or imposes any standard of conduct or liability on account of or in respect to environmental protection matters, including, without limitation, Hazardous Materials, as is now or hereafter in effect; and (b) the common law relating to damage to Persons or property from Hazardous Materials.

“ERISA”: The Employee Retirement Security Act of 1974, as amended.

“ERISA Affiliate”: Any Person which is under common control with the Borrowers within the meaning of Section 4001 of ERISA or is part of a group which includes the Borrowers and which would be treated as a single employer under Section 414 of the Internal Revenue Code of 1986, as amended.

“Events of Default”: Is defined in Article 10.

“Excess Availability”:  As of any date of determination, the difference between  (i) Availability minus (ii) all past due obligations of the Borrowers not being contested in good faith.

“Executive Officer”: Any Person who (without regard to title) who is designated as an executive officer of a Borrower by such Borrower’s board of directors or any Person who is the successor to any of the foregoing or who exercises a substantial portion of the authority being exercised by such officers who exist as of the execution of this Agreement, or who otherwise has Control of the Borrowers.

“Existing Credit Agreement”:  The Loan and Security Agreement dated as of August 23, 2000, as amended by that First Amendment to the Loan and Security Agreement dated as of May 23, 2002 by and between Borrowers and Lender; as amended by that Second Amendment to the Loan and Security Agreement dated as of January 2, 2004 by and between Borrowers and Lender; as amended by that Third Amendment to the Loan and Security Agreement dated as of April 27, 2005 by and between Borrowers and Lender; as amended by that Fourth Amendment to the Loan and Security Agreement dated as of January 17, 2006 by and between Borrowers and Lender; as amended by that Consent and Fifth Amendment to the Loan and Security Agreement dated as of August 7, 2006; as amended by that Sixth Amendment to the Loan and Security Agreement dated as of October 31, 2006.

“Existing Financing Agreements”:  The “Loan Documents”, as defined in the Existing Credit Agreement.

“Funding Account”: Is defined in Section 7-3.

“Funding Losses”: Is defined in Section 1-14(b).

“GAAP”: Principles which are consistent with those promulgated or adopted by the Financial Accounting Standards Board and its predecessors (or successors) in effect and applicable to that accounting period in respect of which reference to GAAP is being made.

“General Intangibles”: Includes, without limitation, “general intangibles” as defined in the DCC; and also all: rights to payment for credit extended; deposits; amounts due to the Borrowers; credit memoranda in favor of the Borrowers; warranty claims; tax refunds and abatements; insurance refunds and premium rebates; all Investment Property and all means and vehicles of investment or hedging, including, without limitation, options, warrants, and futures contracts; records; customer lists; mailing lists; telephone numbers; goodwill; causes of action; judgments; payments under any settlement or other agreement; literary rights; rights to performance; royalties; license and/or franchise fees; rights of admission; licenses; franchises; license agreements, including all rights of the Borrowers to enforce same; permits, certificates of convenience and necessity, and similar rights granted by any governmental authority; patents, patent applications, patents pending, and other intellectual property; Internet addresses and domain names; developmental ideas and concepts; proprietary processes; blueprints, drawings, designs, diagrams, plans, reports, and charts; catalogs; manuals; technical data; computer software programs (including the source and object codes therefor), computer records, computer software, rights of access to computer record service bureaus, service bureau computer contracts, and computer data; tapes, disks, semi-conductors chips and printouts; trade secrets rights, copyrights, mask work rights and interests, and derivative works and interests; user, technical reference, and other manuals and materials; trade names, trademarks, service marks, and all good will relating thereto; applications for registration of the foregoing; and all other general intangible property of the Borrowers in the nature of intellectual property; proposals; cost estimates, and reproductions on paper, or otherwise, of any and all concepts or ideas, and any matter related to, or connected with, the design, development, manufacture, sale, marketing, leasing, or use of any or all property produced, sold, or leased, by the Borrowers or credit extended or services performed, by the Borrowers, whether intended for an individual customer or the general business of the Borrowers, or used or useful in connection with research by the Borrowers.

“Gross Margin”: With respect to the subject accounting period for which being calculated, the following (determined in accordance with the cost method of accounting):

Sales (Minus) Cost of Goods Sold
Sales

“Hazardous Materials”: Any (a) hazardous materials, hazardous waste, hazardous or toxic substances, petroleum products, which (as to any of the foregoing) are defined or regulated as a hazardous material in or under any Environmental Law and (b) oil in any physical state.

“Highbridge Note” means that certain Senior Subordinated Note dated September 15, 2006 in the face amount of $2,500,000 executed by iParty Corp. in favor of Highbridge International LLC.

“Indebtedness”: All indebtedness and obligations of or assumed by any Person on account of or in respect to any of the following:

(a)           In respect of money borrowed (including any indebtedness which is non-recourse to the credit of such Person but which is secured by an Encumbrance on any asset of such Person) whether or not evidenced by a promissory note, bond, debenture or other written obligation to pay money.

(b)           For the payment of the purchase price of goods or services deferred for more than thirty (30) days beyond then current trade terms provided to such Person by the supplier of such goods or services.

(c)           In connection with any letter of credit or acceptance transaction (including, without limitation, the face amount of all letters of credit and acceptances issued for the account of such Person or reimbursement on account of which such Person would be obligated).

(d)           In connection with the sale or discount of accounts receivable or chattel paper of such Person.

(e)           On account of deposits or advances owed to Persons.

(f)            As lessee under Capital Leases.

“Indebtedness” of any Person shall also include:

(g)           Indebtedness of others secured by an Encumbrance on any asset of such Person, whether or not such Indebtedness is assumed by such Person.

(h)           Any guaranty, endorsement, suretyship or other undertaking pursuant to which that Person may be liable on account of any obligation of any third party.

(i)            The Indebtedness of a partnership or joint venture in which such Person is a general partner or joint venturer.

“Indemnified Person”: Is defined in Section 14-11.

“Interest Payment Date”: Means (a) with respect to any Base Rate Loan, the first day of each calendar month, and (b) with respect to any LIBO Loan, the last day of the Interest Period applicable to the loan or advance under the Revolving Credit of which LIBO Loan is a part, and, in addition, if such LIBO Loan has an Interest Period of greater than 90 days, on the last day of the third month of such Interest Period.

“Interest Period”: Means, with respect to any LIBO Loan, the period commencing on the date of such LIBO Loan and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrowers may elect by notice to the

Lender in accordance with the provisions of this Agreement, provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month during which such Interest Period ends) shall end on the last Business Day of the calendar month during which such Interest Period ends, (c) any Interest Period which would otherwise end after the Termination Date shall end on the Termination Date, and (d) notwithstanding the provisions of clause (c), no Interest Period shall have a duration of less than one month, and if any Interest Period applicable to a LIBO Loan would be for a shorter period, such Interest Period shall not be available hereunder. For purposes hereof, the date of a loan initially shall be the date on which such loan is made and thereafter shall be the effective date of the most recent conversion or continuation of such loan.

“Inventory”: Includes, without limitation, “inventory” as defined in the Uniform Commercial Code and including all goods, merchandise, raw materials, goods and work in process, finished goods, and other tangible personal property now owned or hereafter acquired and held for sale or lease or furnished or to be furnished under contracts of service or used or consumed in Borrowers’ business.

“Inventory Reserves”: Means such reserves as Lender determines from time to time in its discretion as being appropriate to reflect the impediments to Lender’s ability to realize upon the Collateral.  Without limiting the generality of the foregoing, Inventory Reserves may include (but are not limited to) reserves based on goods which are defective, damaged, or prepared for return to vendor.

“Investment Property”: Has the meaning given that term in the Uniform Commercial Code.

“Issuer”: The issuer of any L/C.

“L/C”: Any letter of credit, the issuance of which is procured by the Lender for the account of the Borrowers and any acceptance made on account of such letter.

“Landlord Lien State”: Any state or other jurisdiction under whose statutory or common law the rights of a landlord in assets of that landlord’s tenant, for unpaid rent, may be senior to a perfected security interest in such assets.

“Lease”: Any lease or other agreement, no matter how styled or structured, which the Borrowers are entitled to the use or occupancy of any space.

“Leasehold Interests”: Shall mean the Borrowers’ leasehold estate or interest in each of the properties at or upon which the Borrowers conducts business, offers any Inventory for sale, or maintains any of the Collateral, whether or not for retail sale, together with Borrowers’ interest in any of the improvements and fixtures located upon or appurtenant to each leasehold interest.

“Lender’s Rights and Remedies”: Is defined in Section 11-6.

“Liabilities” (in the singular, “Liability”): Includes, without limitation, all and each of the following, whether now existing or hereafter arising:

(a)           Any and all direct and indirect liabilities, debts, and obligations of the Borrowers to the Lender, each of every kind, nature, and description.

(b)           Each obligation to repay any loan, advance, indebtedness, note, obligation, overdraft, or amount now or hereafter owing by the Borrowers to the Lender (including all future advances whether or not made pursuant to a commitment by the Lender), whether or not any of such are liquidated, unliquidated, primary, secondary, secured, unsecured, direct, indirect, absolute, contingent, or of any other type, nature, or description, or by reason of any cause of action which the Lender may hold against the Borrowers.

(c)           All notes and other obligations of the Borrowers now or hereafter assigned to or held by the Lender, each of every kind, nature, and description.

(d)           All interest, fees, and charges and other amounts which may be charged by the Lender to the Borrowers and/or which may be due from the Borrowers to the Lender from time to time.

(e)           All costs and expenses incurred or paid by the Lender in respect of any agreement between the Borrowers and the Lender or instrument furnished by the Borrowers to the Lender (including, without limitation, Costs of Collection, attorneys’ reasonable fees, and all court and litigation costs and expenses).

(f)            Any and all covenants of the Borrowers to or with the Lender and any and all obligations of the Borrowers to act or to refrain from acting in accordance with any agreement between the Borrowers and the Lender or instrument furnished by the Borrowers to the Lender.

“LIBO Deadline”:  Is defined in Section 1-14(a).

“LIBO Option”:  Is defined in Section 1-13.

“LIBO Rate”: Means, for each Interest Period for each LIBO Rate Loan, the rate per annum determined by Lender (rounded upwards, if necessary, to the next 1/100%) by dividing (a) the Base LIBO Rate for such Interest Period, by (b) 100% minus the Reserve Percentage.  The LIBO Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

“LIBO Rate Loan”: Means any loan or advance under the Revolving Credit comprised of LIBO Loans.

“Loan Account”: Is defined in Section 1-5.

“Loan Documents”: This Agreement, each instrument and document executed and/or delivered as contemplated by Article 4, and each other instrument or document from time to time executed and/or delivered in connection with the arrangements contemplated hereby, as each may be amended from time to time.

“Local DDA”: A depository account maintained by the Borrowers, the only contents of which may be transfers from the Funding Account and actually used solely (i) for petty cash purposes; or (ii) for payroll.

“Loan Maintenance Fee”: Is defined in Section 1-9(b).

“Material Adverse Change”: Means ( a) a material adverse change in the business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) of Borrowers, including, without limitation, a material adverse change in the business, prospects, operations, results or operations, assets, liabilities or condition since the date of the latest financial information submitted to Lender on or before the Closing Date, and since the date of the latest financial information supplied hereunder or at any time as compared to the current Business Plan; (b) the material impairment of Borrowers’ ability to perform its obligations under the Loan Documents to which it is a party or of Lender to enforce the Liabilities or realize upon the Collateral, ( c) a material adverse effect on the value of the Collateral or the amount that Lender would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation of such Collateral, or (d) a material impairment of the priority of Lender’s liens with respect to the Collateral.

“Maturity Date”: January 2, 2010.

“Maximum Term Loan Amount”: Means $500,000, provided that such amount shall automatically be reduced to zero ($0) dollars as of the Term Loan Termination Date.

“Minimum Availability Block”:  Means an amount  expressed in Dollars equal to at least five (5.0%) percent of the Credit Limit.

“Net Liquidation Percentage”:  Means, at any date of determination, the percentage of the Cost value of Borrowers’ Acceptable Inventory that is estimated to be recoverable in an orderly liquidation of such Acceptable Inventory, net of liquidation expenses, such percentage to be as determined from time to time by Lender in its discretion with the assistance of a qualified appraisal company selected by Lender.”

“Net Retail Liquidation Value”: Means, at any date of determination, the result (expressed in Dollars) of the Net Liquidation Percentage times the Cost value of Acceptable Inventory as of such date.”

“Notes”: Is defined in Section 14-20(a).

“One Turn State”: Any state or other jurisdiction under whose statutory or common law the relative priority of the rights of a landlord in assets of that landlord’s tenant, for unpaid rent, vis a vis the rights of the holder of a perfected security interest therein is dependent upon whether such security interest arose prior or subsequent to the subject asset’s coming onto the demised premises.

“Overadvance”: Any amounts advanced hereunder which exceed Availability.

“Participant”: Is defined in Section 14-12.

“Percentage Points”: The number of whole (and, if indicated, fractions (or decimal equivalents) of) integers of a percentage referred to in a financial performance covenant. For example, if a projected percentage were fifty (50%) percent and the actual percentage turned out to be fifty-five and 6/10 (55.6%) percent, the variance would be 5.6 Percentage Points.

“Person”: Any natural person, and any corporation, limited liability company, trust, partnership, joint venture, or other enterprise or entity.

“Real Estate”: Means any estates or interests in real property now owned or hereafter acquired by Borrowers.

“Receipts”: All cash, cash equivalents, checks, and credit card slips and receipts as arise out of the sale of the Collateral and any other cash, cash equivalents or checks otherwise received by Borrowers, whether as a result of any loan, investment by the Borrowers, investment in the Borrowers or otherwise.

“Receivables Collateral”: That portion of the Collateral which consists of the Borrowers’ Accounts, Accounts Receivable, Contract Rights, General Intangibles, Chattel Paper, Instruments, Investment Property, Documents of Title, Documents, Securities, letters of credit for the benefit of the Borrowers, and bankers’ acceptances held by the Borrowers, and any rights to payment.

“Related Entity”:

(a)           Any corporation, limited liability company, trust, partnership, joint venture, or other enterprise which: is a parent, brother-sister, subsidiary, or affiliate, of the Borrowers; could have such enterprise’s tax returns or financial statements consolidated with the Borrowers’; could be a member of the same controlled group of corporations (within the meaning of Section 1563(a)(I), (2) and (3) of the Internal Revenue Code of 1986, as amended from time to time) of which the Borrowers are a member; Controls or is Controlled by the Borrowers or by any Affiliate of the Borrowers.

(b)           Any Affiliate.

“Requirement of Law”: As to any Person:

(a)           (i) All statutes, rules, regulations, orders, or other requirements having the force of law and (ii) all court orders and injunctions, arbitrator’s decisions, and/or similar rulings, in each instance ((i) and (ii)) of or by any federal, state, municipal, and other governmental authority, or court, tribunal, panel, or other body which has or claims jurisdiction over such Person, or any property of such Person, or of any other Person for whose conduct such Person would be responsible.

(b)           That Person’s charter, certificate of incorporation, articles of organization, and/or other organizational documents, as applicable; and (c) that Person’s by-laws and/or other instruments which deal with corporate or similar governance, as applicable.

“Reserves”: All (if any) Availability Reserves, Inventory Reserves, and any other reserves which may be established under the Loan Agreement.

“Reserve Percentage”: Means, on any day, the maximum percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor Governmental Authority) for determining the reserve requirements (including any basic, supplemental, marginal, or emergency reserves) that are in effect on such date with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities”) of the Lender, but so long as the Lender is not required or directed under applicable regulations to maintain such reserves, the Reserve Percentage shall be zero.

“Retail”: The Cost of Inventory divided by the Cost Factor.

“Revolving Credit”: Is defined in Section 1-1.

“Seller Note” means that certain Subordinated Promissory Note dated as of August 7, 2006 in the face amount of $600,000 executed by iParty Retail in favor of Party City Corporation.

“Stated Amount”: The maximum amount for which an L/C may be honored.

“Subordination Agreement” means a subordination agreement, in form and substance acceptable to the Lender in its sole discretion, pursuant to which a creditor of the Borrowers or any guarantor of the Liabilities acknowledges and agrees that the obligations of the Borrowers or any guarantor of the Liabilities to such creditor are subordinate to the obligations of the Borrowers and any guarantor of the Liabilities to the Lender.

“Supply Agreement” means into a Supply Agreement dated as of August 7, 2006 by and between Amscan, Inc. and iParty Corp. (or any replacement thereof entered into by the Borrowers with the prior written consent of the Lender, which consent shall not be unreasonably withheld or delayed) pursuant to which iParty Corp. has agreed to purchase party goods from Amscan, Inc. and will receive certain favorable pricing terms and rebates.

“Suspension Event”: Any occurrence, circumstance, or state of facts which (a) is an Event of Default; or (b) would become an Event of Default if any requisite notice were given and/or any requisite period of time were to run and such occurrence, circumstance, or state of facts were not absolutely cured within any applicable grace period.

“Term Loan”: Is defined in Section 1-1A.

“Term Loan Interest Rate”: Is defined in Section 1-4A.

“Term Loan Maturity Date”: Shall mean October 31, 2007, or if such day is not a Business day, the next Business Day.

“Term Loan Termination Date”: Shall mean the earliest to occur of: (a) the Term Loan Maturity Date, (b) the occurrence of an event described in Section 10-11 or (c) Lender’s notice to the Borrowers of the termination of this Agreement following the occurrence of any Event of Default not described in Section 10-11.

“Termination Date”: The earliest of (a) the Maturity Date; or (b) the occurrence of any event described in Section 10-11; or (c) the date set forth in Lender’s notice to the Borrowers setting the Termination Date on account of the occurrence of any Event of Default other than as described in Section 10-11.

“Trade Note” means that certain Subordinated Promissory Note in the face amount of $1,819, 373.11 dated October 24, 2006, executed by iParty Retail and made payable to Amscan, Inc.

“Type”:  When used in reference to any loan or advance under the Revolving Credit, refers to whether the rate of interest on such loan or advance is determined by reference to the  LIBO Rate or the Base Rate.

“UCC”: The Uniform Commercial Code as presently in effect in Massachusetts (Mass. Gen. Laws, Ch. 106).